PRELIMINARY OFFERING CIRCULAR DATED SEPTEMBER 13, 2017

Arcimoto, Inc.

544 Blair Blvd.

Eugene, OR 97402

www.arcimoto.com

UP TO 4,600,000 SHARES OF COMMON STOCK

SEE “SECURITIES BEING OFFERED” AT PAGE 74

Common Shares	Price Per Share to Public		Total Number of Shares Being Offered	Underwriter Discounts and Commissions**	Proceeds to Issuer Before Expenses, Discounts and Commissions**
Total Minimum	$6.50	*	160,000	$62,400	$1,040,000
Total Maximum	$6.50		4,600,000	$1,794,000	$29,900,000

** The company has engaged W.R. Hambrecht & Co., LLC (the “Underwriter”) to serve as its sole and exclusive underwriter to assist in the placement of its securities. If the Underwriter identifies all the investors and the maximum amount of shares are sold, the maximum amount the company would pay the Underwriter is $1,794,000. The company has also agreed to reimburse certain expenses incurred by the Underwriter in connection with the offering. In addition to the commission and expense reimbursements, the Underwriter will be issued warrants to purchase shares of the company’s common stock equal to 5.0% of the number of shares the Underwriter’s network has sold in the offering. These warrants have an exercise price of $7.475 per share. Drexel Hamilton, LLC will act as co-manager and will enter into a selected dealer agreement with the sole Underwriter laying out the circumstances under which it will receive a portion of the Underwriter’s commission. See “Underwriting and Plan of Distribution; Selling Securityholders” for details of compensation paid to the Underwriter.

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The company expects that the amount of expenses of the offering that it will pay will be approximately $115,000 not including state filing fees.

In the event the company raises $6,000,000 or more in this offering (by selling 932,000 shares), (the “Minimum Nasdaq Amount”) it will qualify for a listing on Nasdaq or another exchange. The company has filed this amendment to its Form 1-A to follow the disclosure format of Form S-1 and subsequently intends to file a Form 8-A in order to register the company’s common stock with the Commission and list publicly following the conclusion of this offering.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and as such, we have elected to take advantage of certain reduced public company reporting requirements for this Offering Circular and future filings. See “Risk Factors” and “Offering Circular Summary—Implications of Being an Emerging Growth Company.”

The company executed a two for one common stock split on July 21, 2017, and converted all preferred stock to common on July 25, 2017. Unless otherwise stated all share prices and quantities are post-split. The audited financial statements have been adjusted to reflect post-split quantities of shares outstanding and exercise prices of convertible securities, and to reflect the preferred conversion to common as of the ending balance sheet, December 31, 2016.

The company has engaged Prime Trust, LLC as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors, and assuming we sell a minimum of $1,040,000 in shares, we may hold a series of closings at which we receive the funds from the escrow agent and issue the shares to investors. The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being re-qualified by the Commission, or (3) the date at which the offering is earlier terminated by the company in its sole discretion. The offering is being conducted on a best-efforts basis. The company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to the company.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 7.

The date of this Offering Circular is September 13, 2017.

Sales of these securities under this Offering Circular will commence on approximately [________], 2017.

The company is following the disclosure format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

In this Offering Circular, the term “Arcimoto,” “we,” “us,” “our,” or “the company” refers to Arcimoto, Inc.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•	overall strength and stability of general economic conditions and of the automotive industry more specifically, both in the United States and globally;
•	changes in consumer demand for, and acceptance of, our products;
•	changes in the competitive environment, including adoption of technologies and products that compete with our products;
•	our ability to generate consistent revenues;
•	our ability to effectively execute our business plan;
•	changes in the price of oil and electricity;
•	changes in laws or regulations governing our business and operations;
•	our ability to maintain adequate liquidity and financing sources and an appropriate level of debt on terms favorable to our company;
•	our ability to design, produce and market future vehicle models;
•	the number of reservations and cancellations for the SRK and our ability to deliver on those reservations;
•	our ability to maintain quality control over our vehicles and avoid material vehicle recalls;
•	our ability to manage the distribution channels for our products, including our ability to successfully implement our direct to consumer distribution strategy;
•	costs and risks associated with litigation;

•	our ability to obtain and protect our existing intellectual property protections including patents;

•	changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on earnings;
•	interest rates and the credit markets;

•	our ability to list our shares on Nasdaq or any other exchange and maintain such listing; and

•	other risks described from time to time in periodic and current reports that we file with the Commission.

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This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but not exhaustive. New risk factors and uncertainties not described here or elsewhere in this Offering Circular, including in the sections of entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” may emerge from time to time. Moreover, because we operate in a competitive and rapidly changing environment, it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. The forward-looking statements are also subject to the risks and uncertainties specific to Arcimoto including but not limited to the fact that we have limited operating history, have not yet begun producing or delivering our first vehicle, have no current revenue, and have limited number of management and other staff. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements.

This Offering Circular contains estimates and statistical data that we obtained from industry publications and reports. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information, and you are cautioned not to give undue weight to such estimates. Although we believe the publications are reliable, we have not independently verified their data. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

You should read this Offering Circular and the documents that we reference and have filed as exhibits to the offering statement of which this Offering Circular is a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect.

Should one or more of the risks or uncertainties described in this Offering Circular occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this Offering Circular are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

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OFFERING CIRCULAR SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our common stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the "Risk Factors" section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled " Cautionary Statement Regarding Forward-Looking Statements."

Company Information

Arcimoto was founded in 2007 and is organized as a C corporation in the State of Oregon. Our purpose is to catalyze the shift to a sustainable transportation system. Our principal executive office is located at 544 Blair Boulevard, Eugene, Oregon 97402, and our telephone number is 541-683-6293. Our website address is www.arcimoto.com. We do not incorporate the information on or accessible through our website into this Offering Circular, and you should not consider any information on, or that can be accessed through, our website a part of this Offering Circular.

Our Business

The name Arcimoto means “Future I Drive,” and it is our aspiration: to devise new technologies and patterns of mobility that raise the bar for environmental efficiency, footprint and affordability. Arcimoto plans to achieve its mission by replacing the global urban and suburban use of 4,000 lb. internal combustion engine vehicles for regular daily trips with the SRK®, a pure electric solution that is a quarter of the weight, a third the cost of purchase and ten times as efficient as the US fleet average passenger car.

Arcimoto’s SRK defines the Fun Utility Vehicle™ category. The SRK delivers a thrilling ride experience, exceptional maneuverability, full comfort for two passengers with gear, optimal urban parkability, and ultra-efficient operation, at an affordable target base model price of $11,900. Arcimoto has taken the SRK from a napkin sketch, through eight generations of product development, to a refined design on the cusp of series production. As we shift to a self-driving future, Arcimoto’s platform will provide the low cost, ultra-efficient foundation for urban fleet autonomy as well.

Arcimoto’s business model is entirely focused on low-end market disruption. Other electric vehicle market entrants such as Tesla, Fisker, Faraday Future and Lucid have executed or articulated strategies that start at the now-crowded and capital intensive luxury end of the EV marketplace, where they compete for a small pool of well-heeled customers. Arcimoto, by contrast, is focused entirely on a capital efficient pathway to a product solution for the other end of the market. We are targeting customers who cannot or will not participate in today’s market due to the lack of affordable clean daily vehicle purchase options.

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The Offering

Securities offered	Minimum of 160,000 and a Maximum of 4,600,000 shares of common stock

Common Stock outstanding before the Offering	12,827,666 shares

Common Stock outstanding after the Offering Proposed U.S. listing

Up to 17,427,666 shares

We have applied to list our common stock on the Nasdaq Capital Market (“Nasdaq”) under the symbol “FUV.” Our common stock will not commence trading on Nasdaq until all of the following conditions are met: (i) we close on sales of securities reflecting at least the Minimum Nasdaq Amount; (ii) the offering is terminated; and (iii) we have filed a post-qualification amendment to the Offering Statement and a registration statement on Form 8-A (“Form 8-A”) under the Securities Exchange Act of 1934 (the “Exchange Act”), and such post-qualification amendment is qualified by the SEC and the Form 8-A has become effective. Pursuant to applicable rules under Regulation A, the Form 8-A will not become effective until the SEC qualifies the post-qualification amendment. We intend to file the post-qualification amendment and request its qualification immediately prior to the termination of the offering in order that the Form 8-A may become effective as soon as practicable. Even if we meet the minimum requirements for listing on Nasdaq, we may wait before terminating the offering and commencing the trading of our common stock on Nasdaq in order to raise additional proceeds. As a result, you may experience a delay between the closing of your purchase of shares of our common stock and the commencement of exchange trading of our common stock.

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Use of Proceeds

The net proceeds of this offering will be used to repay debt, cover capital expenditures, and fund operating expenses, including research and development, costs of our production facilities, product, advertising, sales, marketing and business development, and the cost of the offering.  The details of our plans are set forth in the “Use of Proceeds” section.

Implications of Being an Emerging Growth Company

As an issuer with less than $1 billion in total annual gross revenues during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	are not required to obtain an auditor attestation on our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);
•	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;
•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and
•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or the Securities Act, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

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Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Selected Risks Associated with our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•	Our auditor has issued a “going concern” opinion;
•	We are an early stage company and have not yet generated consistent revenues;
•	We have a significant working capital deficiency;
•	We face significant market competition;
•	We have debt, which is secured by all of our assets, including manufacturing equipment;
•	We may not be able to obtain adequate financing to continue our operations;
•	Our success is dependent upon consumers’ willingness to adopt the vehicles we build;
•	The discovery of defects in vehicles may negatively affect our business;
•	There is no current market for any of our shares of stock; and
•	Motor vehicles, like those produced by Arcimoto, are highly regulated and subject to regulatory changes.

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RISK FACTORS

The SEC requires us to identify risks that are specific to our business and our financial condition. We are still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to Our Business and Industry

Our auditor has issued a “going concern” opinion.

We may not have enough funds to sustain the business until it becomes profitable. Even if we raise funds through this financing round, we may not accurately anticipate how quickly we may use the funds and if it is sufficient to get the business to profitability.

We are an early stage company and have not yet generated any significant revenues.

Arcimoto has incurred a net loss in the last fiscal year, has fewer than ten years of operating history and has generated limited revenues since inception. Our limited operating history makes evaluating our business and future prospects difficult, and may increase the risk of your investment.  Arcimoto was founded in 2007 and has only recently unveiled its first SRK vehicle prototypes. We have not yet begun producing or delivering our first vehicles. To date, we have no revenues from operations. We intend in the longer term to derive substantial revenues from the sales of our SRK vehicles but we do not expect to start delivering to customers until the Fall of 2017 at the earliest. Our vehicle requires significant investment prior to commercial introduction, and may never be commercially successful.

At December 31, 2016, our working capital deficit was $349,836 (audited). As of May 31, 2017, working capital was a surplus of $101,562 (unaudited).  We have been raising funds through equity investment and convertible notes to meet our cash needs, but there is no guarantee that we will be able to raise enough additional capital before becoming profitable.

We have debt, which is secured by all of our assets, including our manufacturing equipment.

As of December 31, 2016, we had outstanding secured loans totaling $250,000 and convertible notes of $325,000. As of May 31, 2017, we have added convertible debt of $150,000. All our accounts receivable and general intangibles, including all inventory, machinery, equipment, furniture and fixtures and the products and proceeds of all the foregoing, have been pledged as collateral to secure the repayment of our loans. If we are unable to repay these secured loans or if another type of event of default occurs, a decision by the lenders to foreclose on their security interest would materially and adversely affect our future.

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We may not be able to obtain adequate financing to continue our operations.

The design, manufacture, sale and servicing of vehicles is a capital-intensive business.   Even if we successfully raise $10,000,000 from this offering, we estimate that we will need to raise an additional $18 million within 15 months to reach our vehicle production goals and to be operationally cash flow positive.  We will need to raise additional funds through the issuance of equity, equity-related, or debt securities or through obtaining credit from government or financial institutions.  This capital will be necessary to fund ongoing operations, continue research, development and design efforts, establish sales centers, improve infrastructure, and make the investments in tooling and manufacturing equipment.  We cannot assure anyone that we will be able to raise additional funds when needed. If we are able to raise additional financing, that financing may be on terms that are better than we are offering to investors in this offering.

Recent political trends in the United States have created new uncertainty regarding the continuation of the ATVMLP.

Recent announcements regarding budgeting and appropriations from the federal government have created uncertainty regarding whether the Advanced Technology Vehicles Manufacturing Loan Program (“ATVMLP”) will continue to exist in its current form. We intend to submit an application to the ATVMLP in late-2017. The ATVMLP program provides for low-cost loans that can be used to reequip, expand, or establish manufacturing facilities for advanced technology vehicles in the United States. There is no guarantee that we would receive such a loan and are not dependent on receiving such a loan. If we do not receive financing under the ATVMLP, we may be required to seek financing from other sources at terms that are not as favorable to the Company.

Future disruptive new technologies could have a negative effect on our business.

We are subject to the risk of future disruptive technologies. If new vehicle technologies (electric or otherwise) develop that are superior to our vehicles, or are perceived to be superior by consumers, it could have a material adverse effect on the company.

We face significant market competition.

We compete with other electric vehicle manufacturers such as Tesla Motors and others. We run the risk that these other electric vehicle manufacturers will develop a product similar to our vehicles before we complete development of our vehicles (in particular, the SRK electric vehicle) or will develop a product that resonates better with consumers. We also compete with the automotive industry in general, including manufacturers of non-electric vehicles and hybrid vehicles. The automotive industry is intensely competitive, with manufacturing capacity far exceeding current demand. Industry overcapacity has resulted in many manufacturers offering marketing incentives on vehicles in an attempt to maintain and grow market share; these incentives historically have included a combination of subsidized financing or leasing programs, price rebates, and other incentives. As a result, we are not necessarily able to set our prices to offset higher costs. Continuation of or increased excess capacity could have a substantial adverse effect on our financial condition and results of operations.

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Our success is dependent upon consumers’ willingness to adopt three-wheeled, tandem-seated two-passenger vehicles.

If we cannot develop sufficient market demand for three-wheeled vehicles, we will not be successful.  Factors that may influence the acceptance of three-wheeled vehicles include:

•	Perceptions about three-wheeled vehicles’ comfort, quality, safety, design, performance and cost;

•	The availability of alternative fuel vehicles, including plug-in hybrid electric and all-electric vehicles;

•	Improvements in the fuel economy and cost of service of the internal combustion engine;

•	The environmental consciousness of consumers;

•	Volatility in the cost of oil and gasoline; and

•	Government regulations and economic incentives promoting fuel efficiency and alternate forms of transportation.

We may experience lower-than-anticipated market acceptance of our vehicles.

Although we have conducted some market research regarding our electric vehicles, accumulating over 1,726 pre-order reservation deposits as of September 11, 2017, many factors both within and outside our control, affect the success of new vehicles in the marketplace. At this time, it is difficult to measure consumers’ willingness to adopt electric vehicles as a mode of transportation, particularly three-wheeled electric vehicles. Offering fuel-efficient vehicles that consumers want and value can mitigate the risks of increasing price competition and declining demand, but vehicles that are perceived to be less desirable (whether in terms of price, quality, styling, safety, overall value, or other attributes) can exacerbate these risks. For example, if a new vehicle were to experience quality issues at the time of launch, the vehicle’s perceived quality could be affected even after the issues had been corrected, resulting in lower than anticipated sales volumes, market share, and profitability. Moreover, if a new vehicle is not accepted by consumers based on size, styling, or other attributes, we would experience lower than anticipated sales volumes, market share, and profitability.

Our distribution model may result in lower sales volumes.

Our present distribution model is different from the distribution models used by other vehicle manufacturers, except for Tesla Motors. Like Tesla, we plan to sell vehicles directly to our customers over the internet or via company-owned retail stores, rather than through traditional dealer franchises. This direct sales model may result in lower sales due to customer reluctance to rely on web-based vehicle purchasing. We are unable to evaluate the effectiveness of our present distribution model and it may result in lower or higher sales volumes, market share, and profitability.

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The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, reputational damage, or increased warranty costs may negatively affect our business.

Meeting or exceeding many government-mandated safety standards is costly and often technologically challenging. Government safety standards also require manufacturers to remedy defects related to vehicle safety through safety recall campaigns, and a manufacturer is obligated to recall vehicles if it determines that the vehicles do not comply with a safety standard. Should we or government safety regulators determine that a safety or other defect or a noncompliance exists with respect to certain of our vehicles prior to the start of production, the launch of such vehicle could be delayed until such defect is remedied. The costs associated with any protracted delay in new product launches necessary to remedy such defects, or the cost of recall campaigns or warranty costs to remedy such defects in vehicles that have been sold, could be substantial. Further, adverse publicity surrounding actual or alleged safety-related or other defects could damage our reputation and adversely affect sales of our vehicles.

We are dependent on our suppliers, the majority of which are single source suppliers, and the inability of these suppliers to deliver necessary components of our products in a timely manner at prices, quality levels, and volumes acceptable to us, or our inability to efficiently manage these components, could have a material adverse effect on our financial condition and operating results.

Our products contain numerous purchased parts which we source globally from hundreds of direct suppliers, the majority of whom are currently single source suppliers despite efforts to qualify and obtain components from multiple sources whenever feasible. Any significant unanticipated demand would require us to procure additional components in a short amount of time, and in the past we have also replaced certain suppliers because of their failure to provide components that met our quality control standards. While we believe that we will be able to secure additional or alternate sources of supply for most of our components in a relatively short time frame, there is no assurance that we will be able to do so or develop our own replacements for certain highly customized components of our products. If we encounter unexpected difficulties with key suppliers, and if we are unable to fill these needs from other suppliers, we could experience production delays and potential loss of access to important technology and parts for producing, servicing and supporting our products.

There is no assurance that suppliers will ultimately be able to meet our cost, quality and volume needs. Furthermore, as the scale of our vehicle production increases, we will need to accurately forecast, purchase, warehouse and transport to our manufacturing facilities components at much higher volumes than we have experience with. If we are unable to accurately match the timing and quantities of component purchases to our actual production plans or capabilities, or successfully implement automation, inventory management and other systems to accommodate the increased complexity in our supply chain, we may have to incur unexpected storage, transportation and write-off costs, which could have a material adverse effect on our financial condition and operating results.

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Developments and improvements in alternative technologies such as hybrid engine or full electric vehicles or in the internal combustion engine, or continued low retail gasoline prices may materially and adversely affect the demand for our three-wheeled vehicles.

Significant developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways that we do not currently anticipate.  If alternative energy engines or low gasoline prices make existing four-wheeled vehicles with greater passenger and cargo capacities less expensive to operate, we may not be able to compete with manufacturers of such vehicles.

Legal, Regulatory and Litigation Risks

Increased safety, emissions, fuel economy, or other regulations may result in higher costs, cash expenditures, and/or sales restrictions.

The motorized vehicle industry is governed by a substantial amount of government regulation, which often differs by state and region. Government regulation has arisen, and proposals for additional regulation are advanced, primarily out of concern for the environment, vehicle safety, and energy independence. In addition, many governments regulate local product content and/or impose import requirements as a means of creating jobs, protecting domestic producers, and influencing the balance of payments. The cost to comply with existing government regulations is substantial, and future, additional regulations could have a substantial adverse impact on our financial condition.

Unusual or significant litigation, governmental investigations or adverse publicity arising out of alleged defects in our vehicles, or otherwise may derail our business.

We plan to ensure that we comply with governmental safety regulations, mobile and stationary source emissions regulations, and other standards. Compliance with governmental standards, however, does not necessarily prevent individual or class actions, which can entail significant cost and risk. In certain circumstances, courts may permit tort claims even where our vehicles comply with federal law and/or other applicable law. Furthermore, simply responding to actual or threatened litigation or government investigations of our compliance with regulatory standards, whether related to our vehicles or business or commercial relationships, may require significant expenditures of time and other resources. Litigation also is inherently uncertain, and we could experience significant adverse results if litigation is ever brought against us. In addition, adverse publicity surrounding an allegation of a defect, regulatory violation or other matter (with or without corresponding litigation or governmental investigation) may cause significant reputational harm that could have a significant adverse effect on our sales.

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We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability claims, which could harm our business, prospects, operating results and financial condition. The automobile industry experiences significant product liability claims and we face an inherent risk of exposure to claims in the event our vehicles do not perform as expected or malfunction resulting in personal injury or death. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our vehicles and business and inhibit or prevent commercialization of other future vehicle candidates, which could have material adverse effect on our brand, business, prospects and operating results. Any lawsuit seeking significant monetary damages either in excess of our liability coverage, or outside of our coverage, may have a material adverse effect on our reputation, business and financial condition. We may not be able to secure product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and are forced to make a claim under our policy.

Limited intellectual property protection may cause us to lose our competitive advantage and adversely affect our business.

We have been granted two utility patents, have been issued a Notice of Allowance on a third, and have filed five additional non-provisional utility patents. These patent applications and/or any patent applications we may file in the future may not be successful. To date, we have relied on copyright, trademark and trade secret laws, as well as confidentiality procedures and licensing arrangements, to establish and protect intellectual property rights to our technologies and vehicles. We typically enter into confidentiality or license agreements with employees, consultants, consumers and vendors in an effort to control access to and distribution of technology, software, documentation and other information. Policing unauthorized use of this technology is difficult and the steps taken may not prevent misappropriation of the technology. In addition, effective protection may be unavailable or limited in some jurisdictions outside the United States, Canada and the United Kingdom. Litigation may be necessary in the future to enforce or protect our rights or to determine the validity and scope of the rights of others. Such litigation could cause us to incur substantial costs and divert resources away from daily business, which in turn could materially adversely affect the business.

Our failure to obtain or maintain the right to use certain intellectual property may negatively affect our business.

Our future success and competitive position depends in part upon our ability to obtain or maintain certain proprietary intellectual property used in our principal products. This may be achieved, in part, by prosecuting claims against others who we believe are infringing our rights and by defending claims of intellectual property infringement brought by others. While we are not currently engaged in any material intellectual property litigation, in the future we may commence lawsuits against others if we believe they have infringed our rights, or we may become subject to lawsuits alleging that we have infringed the intellectual property rights of others. For example, to the extent that we have previously incorporated third-party technology and/or know-how into certain products for which we do not have sufficient license rights, we could incur substantial litigation costs, be forced to pay substantial damages or royalties, or even be forced to cease sales in the event any owner of such technology or know-how were to challenge our subsequent sale of such products (and any progeny thereof). In addition, to the extent that we discover or have discovered third-party patents that may be applicable to products or processes in development, we may need to take steps to avoid claims of possible infringement, including obtaining non-infringement or invalidity opinions and, when necessary, re-designing or re-engineering products. However, we cannot assure you that these precautions will allow us to successfully avoid infringement claims. Our involvement in intellectual property litigation could result in significant expense to us, adversely affect the development of sales of the challenged product or intellectual property and divert the efforts of our technical and management personnel, whether or not such litigation is resolved in our favor. In the event of an adverse outcome in any such litigation, we may, among other things, be required to:

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•	pay substantial damages;

•	cease the development, manufacture, use, sale or importation of products that infringe upon other patented intellectual property;

•	expend significant resources to develop or acquire non-infringing intellectual property;

•	discontinue processes incorporating infringing technology; or

•	obtain licenses to the infringing intellectual property.

We cannot assure you that we would be successful in any such development or acquisition or that any such licenses would be available upon reasonable terms, if at all. Any such development, acquisition or license could require the expenditure of substantial time and other resources and could have a material adverse effect on our business, results of operations and financial condition.

We may be affected by uncertainty over government purchase incentives.

Arcimoto’s vehicle cost thesis strongly benefits from purchase incentives at the state and national government levels. The existence or lack of tax incentives will affect the adoption velocity of our products in the marketplace. An inability to take advantage of tax incentives may negatively affect our revenues.

Motor vehicles, like those produced by Arcimoto, are highly regulated and are subject to regulatory changes.

Arcimoto is aware that the National Highway Transportation Safety Administration is reviewing whether to adopt new safety regulations pertaining to three-wheeled motor vehicles. Currently, US motorcycle regulations apply to such vehicles. New regulations could impact the design of the SRK and our ability to produce those vehicles, possibly negatively affecting our financial results. Additionally, state level regulations are inconsistent with regard to whether a helmet is required to operate an Arcimoto vehicle. Sales may be negatively impacted should any state alter its requirements with regard to customer use of helmets.

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Risks Related to the Offering and Investment

There is no current market for any of our shares of stock.

There is no formal marketplace for the resale of the shares. Our common stock may be traded on the over-the-counter market to the extent any demand exists. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral.

We intend to list our stock on Nasdaq Capital Market (Nasdaq) but may not succeed or be able to satisfy listing requirements of the Nasdaq to maintain a listing of our common stock.

If our common stock is listed on the Nasdaq, we must meet certain financial and liquidity criteria to maintain such listing. If we fail to meet any of the Nasdaq’s listing standards, our common stock may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common stock from the Nasdaq may materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. In addition, the delisting of our common stock could significantly impair our ability to raise capital.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	Changes to the electric car industry, including demand and regulations;
•	We may not be able to compete successfully against current and future competitors;
•	Competitive pricing pressures;
•	Our ability to obtain working capital financing;
•	Additions or departures of key personnel;
•	Sales of our common stock;
•	Our ability to execute our business plan;
•	Operating results that fall below expectations;
•	Loss of any strategic relationship;
•	Regulatory developments; and
•	Economic and other external factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. As a result, you may be unable to resell your shares at a desired price.

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We have not paid cash dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

If we successfully list on Nasdaq, our shares are likely to be thinly traded for some time and an active market may never develop.

If we successfully list on Nasdaq, it is likely that initially there will be a very limited trading market for our common stock and we cannot ensure that one will ever develop or be sustained. Our shares of common stock may be thinly traded, and the price, if traded, may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of common stock in the future. The market liquidity will be dependent on the perception of our operating business, among other things. We may, in the future, take certain steps, including utilizing investor awareness campaigns, press releases, road shows, and conferences to increase awareness of our business and any steps that we might take to bring us to the awareness of investors may require we compensate consultants with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business and trading may be at an inflated price relative to the performance of our company due to, among other things, availability of sellers of our shares. If a market should develop, the price may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms or clearing firms may not be willing to effect transactions in the securities or accept our shares for deposit in an account. Even if an investor finds a broker willing to effect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of low priced shares of common stock as collateral for any loans.

If securities industry analysts do not publish additional research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our common stock could be negatively affected.

Any trading market for our common stock will be influenced in part by any research reports that securities industry analysts publish about us. To date, Arcimoto was covered by one research analyst. We may not obtain any future research coverage by additional securities industry analysts. In the event we are covered by additional analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage on us, the market price and market trading volume of our common stock could be negatively affected.

You will experience future dilution as a result of future equity offerings.

We may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. Although no assurances can be given that we will consummate a financing, in the event we do, or in the event we sell shares of common stock or other securities convertible into shares of our common stock in the future, additional and substantial dilution will occur. In addition, investors purchasing shares or other securities in the future could have rights superior to investors in this offering. Subsequent offerings at a lower price (a “down round”) could result in additional dilution.

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Future issuances of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future issuances of preferred stock, which would rank senior to our common stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our common stock.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our common stock. Moreover, if we issue additional preferred stock, the holders of such preferred stock could be entitled to preferences over holders of common stock in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred securities in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our common stock must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return they may be able to achieve from an investment in our common stock.

Sales by our significant stockholders could have an adverse effect on the market price of our stock.

At least one of our stockholders, Mark Frohnmayer, owns significant portions of our common stock. If he were to sell all or a portion of his holdings of our common stock, the market price of our common stock could be negatively impacted. The effect of such sales, or of significant portions of our stock being offered or made available for sale, could result in strong downward pressure on our stock price. Investors should be aware that they could experience significant short-term volatility in our stock if such stockholders decide to sell all or a portion of their holdings of our common stock at once or within a short period of time. Our officers, directors and all holders of more than one percent of company stock including Mark Frohnmayer have signed six month lock up agreements.

We have not yet finalized our internal controls policies and procedures over financial reporting.

We are in the process of designing and implementing the internal control over financial reporting required to comply with this obligation, which process may be time consuming, costly, and complicated. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, if we are unable to assert that our internal control over financial reporting are effective, or if, when required, our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, if and when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

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In addition, because of our status as an emerging growth company, you will not be able to depend on any attestation from our independent registered public accounting firm as to our internal control over financial reporting for the foreseeable future.

Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the later of the year following our first annual report required to be filed with the Commission or the date we are no longer an “emerging growth company” as defined in the JOBS Act. Accordingly, you will not be able to depend on any attestation concerning our internal control over financial reporting from our independent registered public accounting firm for the foreseeable future.

If our shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain or retain a listing on The Nasdaq Capital Market and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority, or FINRA, has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. The FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

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We will incur increased costs as a result of operating as a listed public company and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a listed public company, and particularly if at some point in the future we are no longer an “emerging growth company,” we will incur significant legal, accounting and other expenses that we have not incurred in the past. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the Nasdaq and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We cannot predict or estimate the amount of additional costs we will incur as a listed public company or the timing of such costs.

The preparation of our consolidated financial statements involves the use of estimates, judgments and assumptions, and our consolidated financial statements may be materially affected if such estimates, judgments or assumptions prove to be inaccurate.

Financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) typically require the use of estimates, judgments and assumptions that affect the reported amounts. Often, different estimates, judgments and assumptions could reasonably be used that would have a material effect on such financial statements, and changes in these estimates, judgments and assumptions may occur from period to period over time. Significant areas of accounting requiring the application of management’s judgment include, but are not limited to, determining the fair value of assets and the timing and amount of cash flows from assets. These estimates, judgments and assumptions are inherently uncertain and, if our estimates were to prove to be wrong, we would face the risk that charges to income or other financial statement changes or adjustments would be required. Any such charges or changes could harm our business, including our financial condition and results of operations and the price of our securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our consolidated financial statements and our business.

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We may be considered a smaller reporting company and will be exempt from certain disclosure requirements, which could make our common stock less attractive to potential investors.

Rule 12b-2 of the Exchange Act, defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

•           had a public float of less than $75 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

•           in the case of an initial registration statement under the Securities Act, or the Exchange Act, for shares of its common equity, had a public float of less than $75 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

•           in the case of an issuer whose public float was zero, had annual revenues of less than $50 million during the most recently completed fiscal year for which audited financial statements are available.

As a smaller reporting company, we would not be required and may not include a Compensation Discussion and Analysis section in our proxy statements; we would provide only two years of financial statements; and we would not need to provide the table of selected financial data. We also would have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies which could make our common stock less attractive to potential investors, which could make it more difficult for our stockholders to sell their shares.

The tax treatment of corporations or an investment in our common stock could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present U.S. federal income tax treatment of corporations, including us, or an investment in our common stock, may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress and the President propose and consider substantive changes to the existing U.S. federal income tax laws that affect corporations. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet our cash flow needs for operations, acquisitions or other purposes. We are unable to predict whether any of these changes or other proposals will be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our common stock.

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Our management has broad discretion as to the use of certain of the net proceeds from this offering.

We currently intend to use the net proceeds of the offering for working capital and general corporate purposes, including sales and marketing activities, product development, and capital expenditures. Our management will have considerable discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of those proceeds. Our management may spend the proceeds in ways that do not improve our operating results or enhance the value of our common stock, and you will not have the opportunity to influence management’s decisions on how to use the proceeds from this offering. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may also invest the net proceeds of this offering in a manner that does not produce income or that loses value. Please see “Use of Proceeds” below for more information.

DILUTION

Dilution means a reduction in value, control, or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. Occasionally, strategic partners are also interested in investing at an early stage. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders, early employees, or investors from prior financings, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs. Dilution may also be caused by pricing securities at a value higher than book value or expenses incurred in the offering.

While investors in this offering are paying $6.50 per share, the company has issued 329,700 shares of its Series A-1 preferred stock in the past twelve months at a price of $5.00 per share. Starting in May 2013, the company has issued a total of 1,434,891 shares of its Series A-1 preferred stock at a price ranging from $1.875 to $5.00 per share. 266,667 shares were issued at $1.875 per share. 46,512 shares were issued at $2.15 per share. 118,877 shares were issued at $2.703 per share. 23,437 shares were issued at $3.20 per share. 336,442 shares were issued at $3.316 per share. 305,256 shares were issued at $4.121 per share. 337,700 shares were issued at $5.00 per share. During 2012, 778,944 shares of common stock were sold at $0.50 per share. All A-1 preferred stock was converted to common stock on July 25, 2017. Additionally, the Company has 267,700 stock options outstanding that were issued in October 2015 with an exercise price of $2.061, 455,000 stock options issued to employees in March 2017 with an exercise price of $2.50, and an additional 20,000 options with an exercise price of $2.75. 810,004 outstanding warrants with an exercise price of $0.50 per share were issued in 2012 and 2013, 170,000 with an exercise price of $0.938 per share were issued in 2013, and 8,000 with an exercise price of $2.50 per share were issued in 2017.

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The following table demonstrates the dilution that new investors will experience upon investment in the Company.  This table uses the Company’s net tangible book value deficit as of December 31, 2016 of $(626,031), which is derived from the net equity of the Company per the audited financial statements presented in this filing. This tangible net book value is then adjusted to contemplate conversion of all other convertible instruments outstanding at current that would provide proceeds to the Company, which assumes exercise of all options (742,700 shares) and warrants (988,004 shares) currently outstanding.  Such conversions would provide $2,328,473 of proceeds and result in the issuance of 1,730,704 shares of common stock, which are considered in the figures used in the calculations presented in the table. $325,000 of the $475,000 in convertible notes in the table are also included in the net tangible book value as of December 31, 2016. Assuming that they will be converted at 90% of this offering price, the notes will result in an additional 81,197 shares.

The table presents three scenarios for the convenience of the reader: the minimum offering 160,000 shares ($1,040,000) raise from this offering, mid-point 2,380,000 shares ($15,470,000) raise from this offering, and a fully subscribed 4,600,000 shares ($29,900,000) raise from this offering (maximum offering).

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On Basis of Full Conversion of Issued Instruments

	$1.0 Million Raise		$15.5 Million Raise		$29.9 Million Raise
Price per Share	$6.50	(3)	$6.50	(3)	$6.50	(3)
Shares issued	160,000		2,380,000		4,600,000
Warrants issued as broker compensation for this offering	8,000	(4)	119,000	(4)	230,000	(4)
Capital raised	$1,099,800		$16,359,525		$31,619,250
Less: Offering costs	$(177,400)		$(1,043,200)		$(1,909,000)
Net offering proceeds	$922,400		$15,316,325		$29,710,250
Adjusted net tangible book value pre-financing (as of 12/31/2016)	$1,852,441	(2)	$1,852,441	(2)	$1,852,441	(2)
Adjusted net tangible book value post-financing	$2,774,841	(3)	$17,168,766	(3)	$31,562,691	(3)
Shares issued and outstanding pre-financing, assuming full conversion	14,639,567	(1)	14,639,567	(1)	14,639,567	(1)
Post-financing shares issued and outstanding	14,807,567		17,138,567		19,469,567
Net tangible book value per share prior to offering	$0.127		$0.127		$0.127
Increase/(Decrease) per share attributable to new investors	$0.061		$0.875		$1.495
net tangible book value per share after offering	$0.187		$1.002		$1.621
Dilution per share to new investors ($)	$6.313		$5.498		$4.879
Dilution per share to new investors (%)	97.12%		84.59%		75.06%

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Convertible instruments outstanding at current:

	Exercise Price	Number of shares	Proceeds
Warrants issued 3/9/2012 to 8/20/2012	$0.500	810,004	$405,002
Warrants issued 6/1/2013	$0.938	170,000	$159,375
Warrants issued 5/1/2017	$2.500	8,000	$20,000
Options issued October 2015	$2.061	267,700	$551,596
Options issued March 2017	$2.500	455,000	$1,137,500
Options issued March 2017	$2.750	20,000	$55,000
Convertible notes issued 10/13/2016 to 3/28/2017	$5.850	81,197	$475,000
Total	$1.547	1,811,901	$2,803,473

(1) Assumes conversion of all convertible notes to common stock, conversion of 742,700 outstanding stock options (providing proceeds of $1,744,096 to net tangible book value as of December 31, 2016), and conversion of 988,004 outstanding stock warrants (providing proceeds of $584,377 to net tangible book value as of December 31, 2016), and conversion of convertible notes at 90% of this offering price per share resulting in 81,197 shares ($325,000 of proceeds are included in the December 31, 2016 net tangible book value).

(2) Net tangible book value as of December 31, 2016, is adjusted for conversion proceeds for the outstanding warrants, stock options, and convertible notes issued after December 31, 2016, as discussed in note (1).

(3) Assumes conversion of Warrants issued as broker compensation at 5% of amount raised from this offer.

(4) 5% of the total shares sold in the offering issued as Warrants for broker compensation at a strike price of 115% of the offering price.

Future dilution

Future actions by the company may also cause dilution. The investor’s stake in a company could be diluted due to the company issuing additional shares. If the company issues more shares, the percentage of the company that you own will go down, even though the value of the company and your shareholding may go up. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another private security offering round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and will experience control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

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The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. This type of dilution might also happen upon conversion of convertible notes into shares, if any. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future), and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

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UNDERWRITING

The company is offering up to 4,600,000 shares of common stock, as described in this Offering Circular.

We have engaged W.R. Hambrecht + Co., LLC (the “Underwriter”) with respect to the Offered Shares. We have entered into an underwriting agreement setting forth the definitive terms and conditions of the sale of the Offered Shares on August [__], 2017.

Subject to certain conditions, the Underwriter has agreed to use its best efforts to procure potential purchasers for the Offered Shares. This offering is being undertaken on a best efforts only basis. The Underwriter is not required to take or pay for any specific number or dollar amount of our common stock. The Underwriter will have the right to engage such other Financial Industry Regulatory Authority (“FINRA”) member firms as it determines to assist in this offering.

The Offered Shares will be issued in one or more closings. The Underwriter and the participating broker-dealers (the “Selling Group”) must sell the minimum number of shares set forth in this offering circular (the “Minimum Offering”) if any shares are to be sold at all. If on the Initial Closing date, we have sold less than the maximum number of Offered Shares (the “Maximum Offering”), we will hold one or more additional closings in our sole discretion for additional sales, up to the Maximum Offering, for sixty (60) days following the Initial Closing (the “Additional Closings”, and each, an “Additional Closing”). [Add discussion of whether or not the Nasdaq Minimum Amount has been reached at the time of filing the POS.] Following the Initial Closing, the company and the Underwriter will consider various factors in determining the timing of any Additional Closings, including amount of proceeds received at the Initial Closing, the level of additional valid subscriptions received after the Initial Closing, and the eligibility of additional investors under applicable laws. Accordingly, at the time of subscription, the investor will not know the exact date on which their closing will occur, except that all closings (including the Initial Closing), if any, will occur prior to the earlier of (i) the date on which the Maximum Offering is sold and closed or (ii) the offering is terminated.

For the initial closing and each subsequent Additional Closing, all proceeds for such closing will be kept in an interest-bearing escrow account maintained by Prime Trust, LLC for the benefit of the investors in accordance with Rule 15c2-4 under the Exchange Act. Upon each closing, the proceeds collected for such closing will be disbursed to the company and the Offered Shares for such closing will be issued to investors. If a closing does not occur for any reason, the proceeds for such closing will be promptly returned to investors without deduction and generally without interest. The escrow account will be opened immediately prior to the Qualification Date and will remain open until the offering terminates without the Minimum Offering having been reached, or if the Initial Closing occurs, until the last Additional Closing date(s). All funds received into the escrow account will be held in an interest-bearing account in accordance with Rule 15c2-4 under the Exchange Act. All funds for the purchases of the offered shares will be transmitted directly by wire or electronic funds transfer via ACH or indirectly through a clearing agent to the specified bank account maintained by Prime Trust, LLC per the instructions in the subscription agreement. Prime Trust, LLC will not accept any paper checks from investors in the offering. The Underwriter will not accept or handle any funds. The subscription agreement is/will be available at www.wrhambrecht.com/arcimoto. Prime Trust, LLC, which will be the escrow agent, will notify the Underwriter when the full amount necessary to purchase the Minimum Offering has been received. If, on the Termination Date, investor funds are not received in respect of the Minimum Offering, then all investor funds that were deposited into the escrow account will be returned promptly to investors and the offering will terminate. Prime Trust, LLC will retain up to $5,000 of interest accrued from funds deposited in the escrow account regardless of whether the offering closes as partial compensation for serving as the escrow agent.

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Commissions and Discounts

The following table shows the total discounts and commissions payable to the Underwriter in connection with this offering:

	Per
	Share	Total
Public offering price	$6.50	$29,900,000
Underwriting commissions (1)	$0.39	$1,794,000
Proceeds, before expenses, to us	$6.11	$28,106,000

(1)            The underwriting discounts and commissions do not include the expense reimbursement, or Underwriter’s Warrants as described below.

Offered Shares sold to the public will initially be offered at the initial public offering price set forth on the cover of this Offering Circular. Selected dealers who participate in the offering will receive a selling concession not to exceed $0.195 per share. After the initial offering of the shares, the offering price and the other selling terms may be subject to change. The offering of the shares is subject to receipt and acceptance and subject to the right to reject any subscription in whole or in part, for any reason or no reason.

Selling Security Holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the company.

Technology and Escrow Services

FundAmerica, LLC has been engaged by the Company to provide certain technology services in connection with this offering. The Company has agreed to pay $500 per month to FundAmerica, LLC for the technology services provided by its affiliate in the offering, including the online platform by which subscribers may receive, review, execute and deliver subscription agreements electronically.

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We have engaged Prime Trust, LLC to serve as escrow agent for the offering. Prime Trust, LLC is entitled to receive certain itemized administrative fees as follows: (i) an initial set-up fee of $500; (ii) $25 per month for maintaining the escrow bank account; (iii) fees for inbound transfer of funds of $0.50 for each ACH, $15.00 per wire transfer and a $5.00 per investor as one-time accounting fee upon receipt of the funds; (iv) fees for outbound transfer of funds of $15.00 per wire to the company upon a closing; and (v) fees for Anti-Money Laundering (AML) verification of $2.00 per domestic investor and $60.00 per international investor; (In no event will the foregoing escrow administrative fees exceed $55,900. As partial compensation for serving as escrow agent, Prime Trust, LLC will retain up to $5,000 of interest accrued from funds deposited in the escrow account whether or not the offering closes. In the event more than $5,000 in interest accrues on funds deposited in the escrow account, the excess will be distributed to each subscriber in the same proportion as such subscriber’s investment bears to the gross proceeds of the offering. Prime Trust, LLC is not participating as an underwriter of the offering and will not solicit any investment in the Company, has not investigated the desirability or advisability of investment in the Company’s securities, nor approved, endorsed or passed upon the merits of purchasing the Company’s securities, nor will it distribute the offering circular or other offering materials to investors. All inquiries regarding this offering or escrow should be made directly to the Company or the Underwriter.

Engagement Agreement with the Underwriter

We are currently party to an engagement agreement with the Underwriter. The term of the engagement agreement began on April 19, 2017 and will continue for one year, until April 19, 2018, unless one of the following events occurs prior to April 19, 2018, in which case the engagement agreement would be terminated early:

(i) we and the Underwriter mutually agree to terminate the engagement agreement or the engagement agreement is terminated by either us or the Underwriter upon 30 days’ prior written notice;

(ii) we execute a definitive underwriting or placement agency agreement with the Underwriter;

(iii) we terminate the engagement agreement because of the Underwriter’s material failure to provide the services contemplated by the engagement agreement; or

(iv) we decide not to proceed with the offering or withdraw any offering statement filed with the SEC.

Offering Expenses. We are responsible for all offering fees and expenses, including the following: (i) fees and disbursements of our legal counsel, accountants, and other professionals we engage; (ii) fees and expenses incurred in the production of offering documents, including design, printing, photography, and written material procurement costs; (iii) all filing fees, including FINRA and blue sky filing fees; (iv) all of the legal fees related to the registration and qualification of the Offered Shares under state securities laws and FINRA clearance (not to exceed $30,000 in the aggregate); and (v) our transportation, accommodation, and other roadshow expenses. To the extent that any of our fees and expenses are paid by the Underwriter with our approval, we will, upon request, reimburse the Underwriter for such fees and expenses.

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Reimbursable Expenses in the Event of Termination. In the event the offering does not close or the engagement agreement is terminated for any reason (other than termination due to the Underwriter’s material failure to provide its services), we have agreed to reimburse the Underwriter for all unreimbursed, reasonable, documented, out-of-pocket fees, expenses, and disbursements, including the Underwriter’s legal fees, up to $30,000.

Termination Fee. If we terminate the engagement agreement and then consummate a public offering in which the Underwriter does not serve as the Underwriter or placement agent within six months of such termination, then we have agreed to pay the Underwriter a termination fee equal to $50,000. However, the termination fee will be reduced by the amount of reimbursable expenses we have paid to the Underwriter. See “Reimbursable Expenses” and “Compensation for Advisory Services” above. The termination fee is not payable in the event we terminate the engagement agreement due to the Underwriter’s material failure to provide the services contemplated by the engagement agreement.

Underwriting Commission. We have agreed that the definitive underwriting agreement will provide for us to pay a commission of 6.0% of the gross offering proceeds, excluding proceeds raised from investors via alternative funding platforms, to the Underwriter as compensation immediately upon consummation of the offering. We have agreed to pay a commission of 3.0% of the gross offering proceeds for shares purchased by investors sourced via alternative funding platforms.

Underwriter’s Warrants

Upon the final closing of this offering, we have agreed to issue Underwriter’s Warrants to the Underwriter to purchase a number of shares of the common stock equal to 5.0% of the total shares of the common stock sold in such closing, excluding shares purchased by investors sourced via alternative funding platforms. The Underwriter’s Warrants are exercisable commencing on the Qualification Date, and will be exercisable for five years. The Underwriter’s Warrants are not redeemable by us. The exercise price for the Underwriter’s Warrants will be the amount that is 15% greater than the offering price, or $7.475.

The Underwriter’s Warrants and the shares of common stock underlying the Underwriter’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Underwriter, or permitted assignees under such rule, may not exercise, sell, transfer, assign, pledge, or hypothecate the Underwriter’s Warrants or the shares of common stock underlying the Underwriter’s Warrants, nor will the Underwriter, or permitted assignees engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Underwriter’s Warrants or the underlying shares of common stock for a period of 180 days from the qualification date of the offering statement, except that they may be transferred, in whole or in part, by operation of law or by reason of our reorganization, or to any Underwriter or selected dealer participating in the offering and their officers or partners if the Underwriter’s Warrants or the underlying shares of our common stock so transferred remain subject to the foregoing lock-up restrictions for the remainder of the time period. The Underwriter’s Warrants will provide for adjustment in the number and price of the Underwriter’s Warrants and the shares of common stock underlying such Underwriter’s Warrants in the event of recapitalization, merger, stock split, or other structural transaction, or a future financing undertaken by us.

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Indemnification and Control

We have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the Underwriter and its selling agents, affiliates and controlling persons may be required to make in respect of these liabilities.

The Underwriter and its affiliates are engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Underwriter and its affiliates may in the future perform various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

Our Relationship with the Underwriter

In the ordinary course of their various business activities, the Underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The Underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Exchange Listing

We have applied to the Nasdaq Capital Market (“Nasdaq”) to list shares of our common stock under the symbol “FUV.” In to qualify for listing our common stock on Nasdaq, we estimate that we have to sell at least 932,000 shares totaling $6,000,000. We expect trading to commence following the approval of this post-qualification amendment and re-qualification of this offering, assuming we have sold the necessary amount of shares being offered, and our filing on Form 8-A to register our shares under Section 12(b) under the Exchange Act has become effective.

Other Selling Restrictions

Other than in the United States, no action has been taken by us or the Underwriter that would permit a public offering of our common stock in any jurisdiction where action for that purpose is required. Our common stock may not be offered or sold, directly or indirectly, nor may this Offering Circular or any other offering material or advertisements in connection with the offer and sale of shares of our common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this Offering Circular comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this Offering Circular. This Offering Circular does not constitute an offer to sell or a solicitation of an offer to buy our common stock in any jurisdiction in which such an offer or solicitation would be unlawful.

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Canada

The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31- 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this Offering Circular (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

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DETERMINATION OF OFFERING PRICE

Prior to the offering, there has been no public market for our shares. The initial public offering price has been determined by negotiation between us and the Underwriter. The principal factors considered in determining the initial public offering price included:

•	the information set forth in this Offering Circular and otherwise available to the Underwriter;
•	our history and prospects and the history of and prospects for the industry in which we compete
•	our past and present financial performance;
•	our prospects for future earnings and the present state of our development;
•	the general condition of the securities markets at the time of this offering;
•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
•	other factors deemed relevant by the Underwriter and us.

DIVIDEND POLICY

We have never declared or paid cash dividends on our Common Stock since our incorporation in 2007. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends on our Common Stock. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant.

USE OF PROCEEDS TO ISSUER

The net proceeds of a fully subscribed offering to the issuer, after the expenses of the offering (payment to the underwriter, WR Hambrecht and Co. and legal, accounting and related expenses), will be approximately $27,991,000. We estimate that, at a per share price of $6.50 the net proceeds from the sale of the 4,600,000 shares in this offering will be approximately $27,991,000, after deducting the estimated offering expenses of approximately $1,909,000.

We plan to use these proceeds as follows:

The first use of any net proceeds from this offering will be to pay off our existing debt of $250,000 at 5% interest incurred on April 1, 2016, due at the time of completion of this Offering and in any event no later than October 1, 2017. We have received a modification of the loan to extend the repayment period from July 1, 2017 to October 1, 2017. In the event of default, all amounts owed will become due upon 5 days’ notice. The proceeds of this loan were used for fundraising, research and development. The creditor is the City of Eugene Oregon Business Development Fund, which is not affiliated with the company. The following table illustrates how we will use the proceeds depending on the amount we raise. We are showing three scenarios: minimum offering amount of $1 million, midpoint of $15.5 million, and maximum offering amount of $29.9 million.

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Use of Proceeds:	Minimum Raise	Mid-Point Raise	Maximum Raise
Capital Raised	$1,040,000	$15,470,000	$29,900,000
Less: Offering Costs	$(177,400)	$(1,043,200)	$(1,909,000)
Net Offering Proceeds	$862,600	$14,426,800	$27,991,000

Debt Repayment	$(250,000)	$(250,000)	$(250,000)

CapEx for Phase 1 manufacturing facility	$(280,000)	$(280,000)	$(280,000)
CapEx for Phase 2 manufacturing facility	$—	$—	$(14,340,000)
CapEx for R&D		$(75,000)	$(75,000)
CapEx for Retail locations	—	(1,175,000)	$(1,175,000)
CapEx for Admin/Office	—	$(161,000)	$(1,515,000)

Number of SRK's Produced	6	1,976	2,056
Revenue from Sales of SRK's*	$252,000	$30,302,000	$31,502,000
Variable Costs of Production:
Materials	$(210,000)	$(27,016,847)	$(27,856,847)
Labor	$(14,404)	$(1,478,701)	$(1,539,827)
Product Warranty Reserve	$(6,000)	$(1,976,000)	$(2,016,000)
Net Revenue	$21,596	$(169,548)	$89,326

Months of Operating Expenses	1.75	18	18
Salaries:
Executive Compensation	$(20,417)	$(540,000)	$(540,000)
Other Compensation	$(242,629)	$(4,458,228)	$(4,458,228)
Assembly/Facilities	$(34,090)	$(415,410)	$(415,410)
R&D	$(4,481)	$(3,207,575)	$(3,207,575)
S&M	$(4,481)	$(833,333)	$(833,333)
G&A	$(48,098)	$(990,781)	$(990,781)
Operating Expenses	$(354,196)	$(10,445,327)	$(10,445,327)

Total Use of Proceeds	$(862,600)	$(12,555,875)	$(27,991,000)

Net Use of Proceeds	$0	$1,870,925	$0

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* The first 6 Signature Series have been pre-sold for $42K each to early adopters.

The next 50 units are assumed to be sold to early adopters for $25k each.

The next 16,123 are assumed to be sold at the base price of $11,900 plus an average amount of accessories of $3,100.

If we raise the midpoint or maximum amount, the approximately $10.4 million in operating expenses includes employee salaries in the amount of $5 million for the 18 months following the offering. Of the total employee compensation, $540,000 will go towards compensation of executive officers. Those figures will be reduced as detailed above if we raise less.

In the event we raise less than $13.5 million, we will use the proceeds to complete development of the SRK and begin delivery of retail SRK units to customers. We’ll also continue acquiring pre-order reservation deposits, thus showing scale market demand, which we think will allow us to raise additional capital in the future.

Should we raise less than the maximum, or should revenue fall short of expectations, we can reduce variable cost by adjusting the number of vehicles manufactured, and reduce up to 72% of operating expenses by freezing headcount at its current level.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

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THE COMPANY’S BUSINESS

The Problem

The world’s current transportation system relies on oversized, overweight vehicles powered by fossil fuels and antiquated drive train technology. Consumers increasingly feel the impact of congested urban traffic and sense the urgency of looming climate crises. Still, existing manufacturers and new entrants alike have failed to introduce viable, clean, mass-market urban solutions: new full-size electric cars generally cost too much, and alternative form vehicles such as BMW’s C-1, Renault’s Twizy and Toyota’s iRoad lack critical features required for mass market customer utility. The capital intensity of the traditional automotive development approach makes exploring new vehicle platforms cost-prohibitive.

The Solution

“Disruption is continuously afoot in every industry but especially in autos. It is how Toyota, Nissan, and Honda bloodied Detroit: they did not start their attack with Lexus, Infiniti, and Acura, but with low-end subcompact models branded Corona, Datsun, and CVCC.”

- Clayton Christensen

Originator of Disruption Theory

Arcimoto® was founded in 2007 to catalyze the shift to a sustainable transportation system. The name Arcimoto means “Future I Drive,” and it is our aspiration: to devise new technologies and patterns of mobility that raise the bar for environmental efficiency, footprint and affordability. Arcimoto plans to achieve its mission by replacing the global urban and suburban use of 4,000 lb. internal combustion engine vehicles for regular daily trips with the SRK®, a pure electric solution that is a quarter of the weight, a third the cost of purchase, and ten times as efficient as the US average passenger car. We believe that the SRK best addresses the tradeoffs inherent to the vehicle marketplace and will be the ideal transportation solution for the global urban driver.

Arcimoto’s SRK defines the Fun Utility Vehicle™ category. The SRK delivers a thrilling ride experience, exceptional maneuverability, full comfort for two passengers with gear, optimal urban parkability, and ultra-efficient operation, at an affordable target base model price of $11,900. Arcimoto has taken the SRK from a napkin sketch, through eight generations and nine and a half years of product development, to a refined design on the cusp of series production.

Arcimoto’s business model is entirely focused on low-end market disruption. Other electric vehicle market entrants such as Tesla, Fisker, Faraday Future and Lucid have executed or articulated strategies that start at the now-crowded and capital intensive luxury end of the EV marketplace, where they compete for a small pool of well-heeled customers. Arcimoto, by contrast, is focused entirely on a capital efficient pathway to a product solution for the other end of the market. We are targeting customers who cannot or will not participate in today’s market due to the lack of affordable, clean, daily vehicle purchase options.

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Arcimoto’s thesis is supported by six broad factors:

•	Disruptive Product: Existing manufacturers have not provided a viable vehicle in this class.

•	Disruptive Price Point: Arcimoto is targeting an end user price below $10,000 USD inclusive of purchase incentives, such as potential State and Federal tax credits. An urban-focused vehicle must be ultra-affordable to fundamentally shift the marketplace. We believe our product is more affordable than our competition’s offerings.

•	Daily Utility: Unlike other small-form electric vehicles in the market, such as neighborhood electric vehicles (NEVs) that are limited to neighborhood roads, the SRK’s 80 mph top speed allows it to be used both on city streets and high-speed expressways, and SRK’s right-sized footprint allows three to be parked in a single space, while still providing two comfortable seats, plenty of room for groceries, safety features, optional doors, storage options, solo access to the carpool lane and delivery capability.

•	Capital Efficient Development: Arcimoto’s lean operations have designed and brought the SRK to pre-production ready with approximately $10 million invested. Arcimoto’s capital-efficient philosophy influences every aspect of the business.

•	Capital Efficient Production: Arcimoto’s use of design patterns that leverage flexible, advanced manufacturing equipment means a significant reduction in capital cost to start serial production versus typical automotive programs.

•	Incredibly Fun: Hundreds of customer test drives performed in our generation 8 alpha vehicles have shown that consumers are consistently impressed with the SRK’s handling and fun factor. The SRK provides full torque right off the line and accelerates from 0 to 60 mph in approximately seven and a half seconds. The SRK’s three-wheeled vehicle architecture has been refined through the development of eight fully functional vehicle prototype generations and features a low-and-forward center of gravity and dual-motor front-wheel drive.

Fundamentally, the SRK is a three-wheeled electric motorcycle that blends the efficiency, maneuverability and thrill of two-wheeled transportation solutions with the stability, weather protection and carrying capacity features needed to be a functional daily replacement for a full-sized car.

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10x	1/4	1/3
Efficiency	Footprint	Price

Principal Product Development

The company’s principal product is the SRK, an all-electric three-wheeled motorcycle designed for daily transportation use.

Arcimoto unveiled the Generation 8 SRK alpha prototype electric vehicle on November 14, 2015, and has shown these prototypes publicly as part of its preorder sales campaign at the Consumer Electronics Show, the NY Auto Show, and test drive events in Oregon, Washington, California, DC, Maryland, New York, Michigan, and Nevada.

Arcimoto will build a fleet of beta and pilot vehicles in 2017, some of which will go to paying customers. Arcimoto is targeting early 2018 to begin scale production of the SRK.

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The current status of development of the Generation 8 SRK is as follows:

•	Engineering Test platform vehicle completed August 2015.

•	Two “Alpha” prototype vehicles completed and revealed to the public in November 2015. These vehicles are currently being used for market validation through test drives and display opportunities.

•	Beta vehicles are currently being built, including six pre-sold pre-retail (signature series) vehicles to be delivered to customers Fall 2017.

•	Pre-production pilot vehicles are expected to be built by the second half of 2017.

•	Retail production and manufacturing of vehicles is expected to start at the beginning of 2018.

Concurrent with the development of the SRK, Arcimoto is developing integrated custom platform technologies to further reduce cost. Specifically, Arcimoto has developed a new packaging architecture for battery cells to drive down the cost of the electric vehicle battery system, as well as a unique dual-motor front wheel drive gearbox that forms the backbone of Arcimoto’s FutureDrive propulsion system. As outlined in “Use of Proceeds to Issuer,” if the maximum amount of this offering is raised, $3.2 million of the proceeds will be dedicated to research and development to improving this technology. We intend to complete these improvements within the 12 months following completion of the offering.

We intend to market our vehicle components to other vehicle original equipment manufacturers (OEMs). We do not currently have any agreements in place with OEMs and intend to begin marketing to them following successful completion of this offering.

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SRK Target Specifications

Weights & Measures

Length: 109" (9'1")

Width: 61"

Height from Ground: 61"

Ground Clearance: 5.75"

Wheelbase: 77.5"

Track Width: 56.5"

Performance

Acceleration Target: 0-60 in 7.5 s

Top Speed: 80 mph

Turning Circle: 27 feet

Range (12 kWh pack): 70 miles

Range (20 kWh pack): 130 miles

Power Plant (kW): Dual 25 kW

Power Plant (HP): 67 HP

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Features

Battery System: Li-ion

On-Board Charger: 120V & 240V

Passengers: 2

Brakes: Regenerative & Hydraulic

Controls: Standard Motorcycle

Seat Belts: 3+2 Dual Harness

Direction: Forward & Reverse

Visibility: Single wiper and defrost

Heating: Heated seats and grips

Options

Cooling: Full HVAC

Hard Shell: Panel enclosure

Soft Shell: Panel enclosure

Storage: Rear tailbox

Audio: Bluetooth speakers

Additional Charging Capability: Solar panel roof

Battery: 130-mile extended range 20kWh battery pack

Deliverator: Panel enclosure with heated or chilled rear storage

Bolt-On Accessories: Bike or surfboard rack, golf bag or luggage holder

Fit & Finish: Dashboard, upholstery, and color

Technology

Arcimoto’s technology platform enables the SRK urban vehicle. The Arcimoto Platform comprises four core technologies:

•	Arcimoto Battery System: a set of patent-pending architectures for packaging lithium-ion batteries. Arcimoto’s battery technology has two main components: a novel high conductivity interconnect for mechanically and electrically interconnecting battery cells, and a novel cooling structure that reduces the cost and complexity of thermal management. Versus some other approaches, the Arcimoto Battery System decreases overall battery system weight, reduces material and assembly costs, and provides additional driving range for the customer.

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•	FutureDrive: Arcimoto’s electric drive train technology. FutureDrive combines two electric motors, a custom dual-motor front wheel direct drive gearbox and vehicle power electronics.

•	SRK Generation 8: the culmination of Arcimoto’s vehicle platform development efforts to date, packaging two comfortable passengers, electric vehicle drive train components and vehicle body features in a lightweight, ultra compact form. We have two issued utility patents covering novel aspects of the vehicle architecture and have a third utility patent application in process covering the specific advances made to the platform on generation 8.

•	Arcimoto Switchboard: Arcimoto’s on-board and back-end service platform for data and controls. On the vehicle systems level, Switchboard controls the SRK’s auxiliary power system and tracks vehicle performance data over time, while providing the foundation for integration of autonomous driving capabilities. On the back end, Switchboard allows for seamless vehicle sharing services using the Arcimoto mobile app currently in development (see prototype app images below).

Arcimoto will use the proceeds of this offering to complete the development of the core platform technologies, pursue patent protection for their key innovations and begin marketing them for license to other electric vehicle OEMs. See the status of our patent applications in the “Intellectual Property” section beginning on page 52.

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Core Products

The Arcimoto Platform is the base of the SRK, consisting of the FutureDrive dual motor gearbox assembly, packaged battery system, controllers and suspension. Consumers can select add-on options in the online purchase process. Pre-configured models with select option variations will also be available, ensuring a product line capable of solving for a wide range of transportation needs:

•	Adventurer: The base model SRK, our open-air vehicle is perfect for everyday use in mild and warm climates, or year-round in less forgiving climates for the brave and appropriately attired. Ideal domestically for urban commutes, cart communities, or as a get-around towed behind the RV, the Adventurer will also be an appealing solution for emerging third world cities that are currently crowded with noisy and polluting two-stroke motorcycles and tuk tuks.

•	Transporter: Adding the hard-panel enclosure and extended range battery pack greatly expands the utility of the SRK in colder climates, sprawling cities, and rural environments.

•	Deliverator: Replacing the rear seat section with an expanded cargo storage area for various delivery applications creates the Deliverator. A low cost, ultra-efficient, small form delivery platform that is easier to park is well suited to improve the bottom line for the many businesses in the delivery space.

•	GoGoMoto: The lowest cost, most efficient “last mile” autonomous solution for the future. We imagine urban center transportation needs being served by small-form, ultra-efficient driverless SRKs: the most appropriately designed machine for moving people in congested city centers. Our current design concepts will be compatible with designated thoroughfares and future transportation network fleets. Our base model will be capable of taking drive/brake/steer commands from 3rd party hardware/software autonomous package solutions.

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Distribution

Arcimoto’s sales and distribution model is direct: our customers will place vehicle orders on the company’s website and the vehicle product is delivered directly to the end user via common carrier. We plan to augment this direct web purchase process with small-footprint retail in select key markets. This retail model will give prospective customers a direct experience with the physical product before purchasing. Although our initial focus is on delivery to the U.S. market, we plan to expand worldwide. We believe that the SRK is well suited to European and emerging markets in terms of size, cost, capabilities and environmental efficiency. We plan on moving to mass production globally via joint venture and/or design and brand licensing.

“The reason why it is so difficult for existing firms to capitalize on disruptive innovations is that their processes and their business model that make them good at the existing business actually make them bad at competing for the disruption.”

- Clayton Christensen

Originator of Disruption Theory

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Market

Nearly every major automotive manufacturer in the world is developing an electric vehicle, and a handful of small companies are doing the same. This broad development of electric vehicles supports the concept of electric vehicles and provides evidence that the future of transportation technology is electric drive.

Arcimoto’s urban thesis fits the SRK into the “Non-homologated Micro EV” market segment, which includes products such as most Chinese three- and four-wheeled neighborhood electric vehicles, the Renault Twizy, and the Toyota iRoad. According to IDTechEx’s market report, “Hybrid and Pure Electric Cars 2014-2024: Technologies, Markets, Forecasts,” the market segment for on-road 3-wheeled vehicles is expected to reach 2,000,000 units globally by 2024. Although most of the current market for Micro EVs is in the developing world, the domestic success of the Can Am Spyder and preorder velocity of the Elio three-wheeled vehicle demonstrates that the tandem reverse three-wheeled vehicle layout is a viable form factor for U.S. mass market adoption as well.

Market Entry Strategy

We will deliver the first production SRKs to customers in the three west coast states of Washington, Oregon and California. This geography was chosen both for proximity to Arcimoto’s headquarters as well as for these states’ status as leading adopters for efficient transportation solutions. We’ll hit three “tastemaker” zones: the film and television capital of southern California, Silicon Valley, the world’s leading technology hub, and the Pacific Northwest’s centers of sustainability leadership. The current top five U.S. cities for electric vehicle adoption are San Francisco, Atlanta, Los Angeles, San Diego and Seattle. Four of these five cities lie within Arcimoto’s initial deployment region. Oregon and California are currently leading the nation in electric vehicle adoption and, as important, are acting aggressively on a governmental level to spur adoption. Targeting west coast states will allow Arcimoto to efficiently distribute the first production vehicles, result in lower costs of early product service, and provide an early-adoption region halo. Although we have pre-order reservations in all 50 states, California, Oregon, and Washington residents comprise almost half of the total. Once in full production, the company will progress to nation-wide distribution as expeditiously as possible.

Target Customers

From a design perspective, Arcimoto SRK is targeted at young hip men and women who live in medium-to-large cities in temperate climates. These target customers are age 30-49, middle and upper-middle class, with at least some higher education. They may be single or a family with multiple vehicles, but they typically commute alone. They are big thinkers who care about the planet, don't want the eco-guilt of burning oil, and believe that their purchasing decisions can have a global impact given a viable solution in the marketplace. They want a vehicle that is clean and green, looks cool, allows them to travel solo in commuter lanes and park anywhere, uses cutting-edge technology, integrates with their phones, requires little maintenance, and feels great on the road.

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According to census data there are approximately 20.3 million potential customers in the U.S. who fit in this core target demographic. The data indicates there are 45.1 million workers aged 30-49 who earn at least $50,000 a year, and over half of these individuals live in the top 49 metro areas; 77 per cent of them commute alone.

Targeting this market demographic via social media advertising has shown that there is a strong spillover appeal among older men age 50-65, particularly retirees looking for a fun vehicle to accompany their RV, and motorcyclists who are growing more concerned with vehicle stability and safety with age.

Arcimoto also plans to target commercial and government fleet markets for both organization adoption and with purchase plans for employees. Arcimoto will continue to refine its marketing messages and target customer concepts as multi-year sales data become available. We measure our market development performance based on several metrics: total newsletter subscribers (weak leads), total reservation deposits (strong leads), and cost of preorder acquisition. Arcimoto now has 12,230 weak leads, 1,603 strong leads and has driven the average direct advertising cost of preorder acquisition below $50.

Competitive Landscape

Nearly every major automotive manufacturer in the world is developing electric or ultra-efficient vehicles, and a handful of new entrants are doing the same. Further, the traditionally staid transportation marketplace is facing disruption from the rapid advent of disruptive technologies: vehicle sharing, autonomous driving and the rapidly declining cost of energy storage.

The following case studies compare and contrast the approaches and products of adjacent market players with those of Arcimoto.

Tesla

Over the span of 14 years, Tesla Motors has advanced from a clean sheet startup to the undisputed electric car leader worldwide. Tesla adopted a sequential three-product development strategy to achieve the completion and imminent release of the Model 3, its first mass-market adoptable vehicle. With over 400,000 reservations since it was unveiled on March 31, 2016, the Model 3 demonstrates both the pent-up demand for affordable, high-quality electric vehicles and the high price/performance sensitivity of the electric car marketplace.

We believe the Arcimoto SRK will take advantage of both of these market factors: with its target base model price of $11,900, the SRK opens up the electric vehicle market to an even wider base of adopters, and its feature set and ride experience have been finely-tuned to the needs and desires of everyday drivers. Like Tesla, Arcimoto has adopted a direct sales model to provide both a lower cost of sales and a cohesive, hassle-free purchasing experience.

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Tesla's pathway to the world's dominant clean transportation company has been capital intensive: the company raised more than $1B in private, public and loan financing through the launch of its first mass production car, the Model S, and has raised billions more to make the Model 3 scale production ready. Like Tesla, Arcimoto has timed its first general public stock offering to fuel a significant go-to-production push.

Elio Motors

Founded in 2009, Elio is developing a gas-powered three-wheeled vehicle. The key Elio platform advantages are efficiency and low cost: 84 MPG and a $7,450 projected price. Through a combination of online advertising and experience tours, Elio has garnered more than 65,000 preorders for its vehicle.

While we see Elio's significant reservation traction as a positive indicator of the accelerating market interest in lightweight three-wheeled vehicles, Elio's significant spending on pre-production marketing and focus on capital-intensive automotive-scale initial production illustrate the perils of their approach.

According to their latest public filing, despite successfully raising nearly $16 million, net of offering costs, in a Tier 2 Regulation A offering that closed February 16, 2016, Elio has yet to deliver a customer vehicle, the company estimates it needs to raise an additional $376 million to fund production activities, and their current operations have been significantly curtailed due to lack of capital.

Arcimoto's focus on a motorcycle-class product line and power-sport construction methods, by contrast, offer a market entry pathway with a small fraction of the capital intensity of either Tesla's "luxury-first" or Elio's automotive-style product introduction strategies. Our capital-efficient approach has allowed us to bring the SRK from a clean sheet in 2007 to this summer's planned delivery of first customer units, and begin production ramp-up with the proceeds of this offering.

Uber, Lyft, Getaround, Zipcar, Waymo, etc.

The rapid proliferation of app-capable mobile devices over the last decade, alongside advances in computing capability and artificial intelligence, have led to the rise of a slew of new models for vehicle ownership and sharing, from ride-hailing startups such as Uber and Lyft, to autonomous driving innovators including Waymo, Cruise Automation and Comma.ai.

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Arcimoto’s six pillars of transportation disruption

Arcimoto's long-term vision is to offer the low-cost, ultra-efficient platform for the shared autonomous fleets of the future. As such, we see the advent of this new wave of transportation disruptors as offering a diverse range of partnership opportunities, from Arcimoto's participation in the Uber Electric pilot initiative in Portland, Oregon starting this summer, to longer-term sensor-and-software integrations with self-driving technology vendors.

Toyota iRoad, Renault Twizy, Smart Car

Toyota and Renault have made initial forays into the urban vehicle market space with the iRoad and Twizy, respectively. Compared to both, Arcimoto’s SRK features a superior ride, higher top speed (classified as a NEV, the Twizy is limited to 25mph in the U.S. market), more aggressive industrial design and comparable cost and efficiency. Arcimoto stays competitive on footprint and wins on function: greater range, comfortable seating for two, and delivery capability.

The Smart Fortwo further exemplifies the automotive approach to vehicle downsizing: after driving the electric version, Forbes vehicle analyst Matthew de Paula reflected that it “doesn’t handle like a small car should. The steering ratio is too slow. The brake and accelerator pedals are mushy and oddly positioned. The suspension can feel a bit ponderous and floaty. Some of that is by design. With such a short wheelbase, an overly edgy or aggressive ride could make the car unstable.”

While its overall length is similar to the Smart, the SRK’s wheelbase is longer, and the placement of mass elements gives the SRK the feel of a small sports car: agile, stable, smooth, zippy, and powerful. And although the Smart can technically fit when parked nose-in in parallel parking spots, many domestic jurisdictions don’t allow automobile-class vehicles to park this way. With its motorcycle class and tapered reverse-trike form, the SRK also has a park-ability advantage over the Smart Car.

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Competitive Feature Analysis - Urban Vehicles

The following chart compares the SRK’s key features with a sample of current and future concept competitive offerings. The SRK’s unique feature combination sets it apart from other products and creates the opportunity to fundamentally disrupt the vehicle marketplace.

Arcimoto’s Key Differentiators

•	Fun: Stable, agile, and an absolute joy to drive. Instant torque accelerates you from 0-60 mph in 7.5 seconds and provides the thrill of driving a motorcycle with the stability of a passenger vehicle on every trip to the grocery store.

•	Utility: The form factor allows for two riders to be seated in comfort, with enough storage space for their gear. Fit into any parking space, drive in the HOV lane, and accessorize the expandable frame with a variety of bolt-on and attachable options.

•	Efficiency: The next evolution in urban transportation: 10x the fuel efficiency (230 MPGe), ¼ the weight (1,100 lbs.), and ⅓ the cost ($11,900) of the average passenger vehicle. Right-sizing the vehicle for daily driving needs means you can drive and park in congested urban areas with ease and incur minimal wear and tear on the road, and we can build them more efficiently than typical vehicle manufacturers.

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Government Regulation and Government Relations

Many governmental standards and regulations relating to safety, fuel economy, emissions control, noise control, vehicle recycling, substances of concern, vehicle damage, and theft prevention are applicable to new motor vehicles, engines, and equipment manufactured for sale in the United States, Europe, and elsewhere. In addition, manufacturing and other automotive assembly facilities in the United States, Europe, and elsewhere are subject to stringent standards regulating air emissions, water discharges, and the handling and disposal of hazardous substances. In addition, regulations in this area are constantly evolving, especially with the entry of new vehicles into the market.

The most significant of the standards and regulations affecting us are discussed below:

Motor Vehicle Safety

The National Highway Traffic Safety Administration (NHTSA) defines a motorcycle as “a motor vehicle with motive power having a seat or saddle for the use of the rider and designed to travel on not more than three wheels in contact with the ground.” In order for a manufacturer to sell motorcycles in the US, the manufacturer has to self-certify to meet a certain set of regulatory requirements promulgated by the NHTSA in its Federal Motor Vehicle Safety Standards (FMVSS).

The Arcimoto SRK is designed to meet FMVSS requirements for motorcycles.

Operator’s License and Helmet Requirements

Since the SRK is a motorcycle by NHTSA definition, laws and regulations pertaining to the operation of a motorcycle and wearing a helmet apply to Arcimoto’s customers. As of the date of this Offering Circular, five states require the use of helmets while operating an enclosed three-wheel vehicle if the operator is under a specified age (generally under 18, although one state requires a helmet if under the age of 21) and two states require the use of helmets regardless of age. However, the strong majority of states have some form of exemption for helmet requirements and motorcycle endorsements for three-wheeled vehicles. In our initial market states of California and Oregon, for example, the law exempts riders in “fully-enclosed” and “enclosed cab” three-wheelers respectively. Washington’s helmet law, by contrast, requires compliance with rollover safety regulations and the presence of a steering wheel to exempt riders. Arcimoto’s advocacy strategy is to work with state legislatures to advocate the normalization of these rules to reduce consumer confusion in the marketplace that comes from conflicting state-by-state regulations.

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Pollution Control Costs

We are required to comply with stationary source air pollution, water pollution, and hazardous waste control standards that are now in effect or are scheduled to come into effect with respect to our future manufacturing operations. We do not yet have an estimate of the cost of compliance.

Motor Vehicle Manufacturer and Dealer Regulation

State laws regulate the manufacture, distribution, and sale of motor vehicles, and generally require motor vehicle manufacturers and dealers to be licensed in order to sell vehicles directly to consumers in the state. Our distribution model may require that in some instances we have to obtain a dealer license. In any event, we plan to conduct sales out of the state using our website, phone or mail. We do not yet have an estimate of the cost of compliance with motor vehicle manufacturer and dealer regulations.

Tesla Motors has faced considerable opposition in some states from existing motor vehicle dealer associations. Arcimoto will work proactively in market entry points to ensure our direct business model is allowed. Because the company’s products don’t directly compete with existing motorcycle class vehicles, we expect significantly less initial resistance from established motorcycle dealers.

Upon completion of this funding round, the company will initiate a 50-state survey of the regulatory landscape surrounding the direct sales of motorcycles. Once the survey is complete, we intend to pursue a legislative approach to amend current laws, which would permit motorcycle manufacturers such as Arcimoto to sell motorcycles directly to consumers. We plan to augment online sales with small retail locations where customers would be able to view and test drive the vehicles and then would be directed to the company’s website to complete their purchase. We expect that certain customers may in fact be deterred from purchasing exclusively online.

Arcimoto will initially focus advocacy efforts at the federal level and at the state level in the market launch states of Washington, Oregon and California for maintenance and improvement of purchase tax incentives. Although both state and national governments have moved aggressively to support the growth of the electric vehicle market, not all of these incentives apply or apply equally to motorcycle class vehicles. The company will employ pilot ride-and-drive days as well as direct discussion to help educate lawmakers about the advantages of this new class of vehicles.

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Suppliers

We rely on a range of suppliers for the development and production of the SRK. During the prototype development phase, we developed supplier relations with vendors that offer high cost, high quality parts at low volumes. Many of these vendors specialize in developing prototype components that meet our specific vehicle needs, while at the same time knowing that we will partner with larger capacity vendors in the near future. Many of these firms specialize in boutique services that do not include a business model that depends on further, high volume sales to cover initial development costs. These costs are passed directly to Arcimoto, and many of these vendors are local to the Eugene operations.

As we move into scale production, we will selectively transition away from the low-volume suppliers, to mid- and high-volume suppliers. The overall objective during this phase is to establish relationships with suppliers that specialize in low cost, high volume production. While some ideal suppliers typically require order quantities that are beyond our immediate production needs, we’ll use market traction indicators such as preorders to entice potential long-term supply partners to work with Arcimoto.

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The third phase of the procurement plan will focus on developing vendor relationship with high volume suppliers, at the international level. The overall goal will be located and engage with vendors that provide the lowest price, with the highest response rate and quality. These Tier One (or high volume suppliers, at the international level, vendors that provide the lowest price, with the highest response rate and quality) suppliers  will be critical players and stakeholders in the success of the company, and require focused management of accounts.

Employees

Currently, Arcimoto has 23 full-time employees and several contractors. Additionally, we are in final negotiations to fill key roles in engineering, production management, purchasing and inventory control. As a matter of principle, we enter into Non-Disclosure and Intellectual Property Assignment Agreements with all of our employees and contractors.

Depending on the amount we raise from this offering, we intend to hire a number of employees who will further our engineering, production, purchasing, financial administration, sales and business development efforts. See Directors, Executive Officers and Key Employees section for further details on staffing.

Research and Development

During the last three fiscal years, the company has invested in company-sponsored research and development activities. During the fiscal years ended December 31, 2016, 2015, and 2014, we spent $974,806, $845,419 and $491,334, respectively.

Intellectual Property

Patents

The company has two issued utility patents: one covering novel aspects of the vehicle architecture of the SRK through generation 7, and one covering Arcimoto’s novel dual-motor gearbox design. The USPTO has sent the company a Notice of Allowance for a third utility patent covering the advances made to the platform through the generation 8 SRK. The company has filed two additional non-provisional utility patent applications covering advances in the generation 8 platform and the dual-motor gearbox.

As discussed above, the Arcimoto Battery System is a patent pending architecture for packaging lithium-ion batteries. The company has filed three utility patent applications covering novel approaches to battery cell interconnection, housing, and thermal management.

Current status of our non-provisional patent applications:

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Patent Group	Applicable Products / Inventive Concepts	Application Number	Status	Filing Date	Issue Date
Group 1 (Platform)	Patent - Platform 1 Utility	13204364	Patented	8/5/11	3/24/15
Group 1 (Platform)	Platform	14985683	Awaiting Issuance/Pending	12/31/15	-
Group 1 (Platform)	Platform	15188061	Awaiting Examination	6/21/16	-
Group 2 (Battery)	Battery Pack / Battery Interconnection	14960289	Awaiting Examination	12/4/15	-
Group 2 (Battery)	Manifolds for Battery Enclosure, Battery Enclosure, Modular Wall Portions	14962929	Awaiting Examination	12/8/15	-
Group 2 (Battery)	Battery Enclosure, Modular Wall Portions	14954650	Awaiting Examination	11/30/15	-
Group 4 (Powertrain)	Dual-Independent Transmission	14860502	Patented	9/21/15	3/14/17
Group 4 (Powertrain)	Dual-Independent Transmission	15457993	Awaiting Examination	3/13/17	N/A

Trademarks

We have registered the following with the United States Patent and Trademark Office:

“The Everyday Electric” (mark consisting of standard characters without claim to any particular font, style, size or color) – registered on October 23, 2012, Registration number 4230594

“SRK” (mark consisting of standard characters without claim to any particular font, style, size or color) – registered on July 16, 2013, Registration number: 4369026

“ARCIMOTO” (mark consisting of standard characters without claim to any particular font, style, size or color) – application filed May 3, 2017, Trademark application serial number 87435643. This application is currently under examination.

“FUV” (mark consisting of standard characters without claim to any particular font, style, size or color) – registration applied for, no conflicting marks noted on office action received. Registration Number: 87166994. Statement of Use filed on August 31, 2017.

“Fun Utility Vehicle” (mark consisting of standard characters without claim to any particular font, style, size or color) – registration applied for, no conflicting marks noted on office action received. Registration Number: 87260318. Statement of Use filed on August 31, 2017.

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Litigation

The company is not involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

The Company’s Property

We do not currently own any significant property.

We are leasing our principal office and development shop located at 544 Blair Blvd., Eugene, Oregon 97402 from Centre Camp LLC, which is owned by the company’s Founder and President, Mark Frohnmayer. We are also leasing storage space for excess inventory and prototype storage. On September 3, 2017, we signed a lease agreement expiring in 2021 for a manufacturing and warehousing location in Eugene, Oregon.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our certificate of incorporation and bylaws, subject to the provisions of Oregon Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our director and officers, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors”, “Cautionary Statement regarding Forward-Looking Statements” and elsewhere in this Offering Circular.

Since our incorporation in 2007, we have been engaged primarily in developing the design of the SRK and obtaining loans and funds from investors to fund that development. We are considered to be a development stage company, since we are devoting substantially all of our efforts to establishing our business and planned principal operations have not commenced. We began accepting pre-reservations online in September 2009. Between 2009 and the unveiling of the Generation 8 design in October of 2015, we acquired 161 deposits. Since the launch of Generation 8 we have acquired 1,734 deposits, an increase of 977% over the previous 6 years.

Operating Results

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

We have not yet generated any revenues from the production of vehicles and do not anticipate doing so until the third or fourth quarter of 2017.

Operating expenses increased from $1,375,147 in fiscal year 2015 to $1,906,904 in fiscal year 2016, a 39% increase. This reflected an increase in our activity and efforts to develop the design of the Generation 8 SRK for serial production. The primary components of our operating expenses are R&D on which we spent $845,000 in 2015 and $975,000 in 2016; sales and marketing, on which we spent $165,000 in 2015 and $472,000 in 2016; and general administrative costs amounting to $365,000 in 2015 and $460,000 in 2016. The expense increase in 2016 is a result of a few factors. The primary factor was the hiring of additional employees and management responsible for meeting our goal of generating revenue for the production of vehicles in the second half of 2017 and to increase marketing. This accounted for an increase of $368,000 to our salary and benefit expenses. An additional factor involved in the increase in expenses from 2015 to 2016 was an increase of $122,000 in marketing expenses related to ad spending, public relations, and a road show for the SRK.

Our net loss increased from $1,349,292 in fiscal year 2015 to $1,919,479 in fiscal year 2016.

As of September 11, 2017, we have 1,726 pre-order customers of whom six pre-paid $42,000 each for an early release signature series vehicle. (These customers include Mark Frohnmayer.) Accordingly, our customer deposits have increased from $204,628 in fiscal year 2015 to $386,035 in fiscal year 2016.

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Liquidity and Capital Resources

Funding for the company to date has come primarily from the issuance of equity securities. Since June 2013, we have received $5,058,433 from accredited investors acquiring our preferred stock. We have received funds from each investor that has acquired our preferred stock. On July 25, 2017, all preferred stock was converted to common stock.

On December 4, 2015, the company entered into a loan agreement with the City of Eugene Business Development Fund. On April 1, 2016, the company received disbursement of this loan, with a principal balance of $250,000 at 5% interest per annum from the date of disbursement. Payments of interest only are due on the first of the month. The entire principal balance of the loan plus accrued but unpaid interest, if any, is due and payable upon an offering made under Regulation A (so repayment would be triggered by this offering), or October 1, 2017. Between October 2016 and April 2017, the company entered into convertible loan agreements with various investors totaling $475,000 at 6% interest with a due date of March 31, 2018, subject to prior conversion. The holders of the notes can convert into preferred stock at the greater of $5.00 per share or 90% of the current per-share price. On August 31, 2017, the holders of $450,000 of the convertible notes have irrevocably elected to convert their notes to preferred stock ($5.85 per share) at 90% of the share price in this offering at final qualification from the SEC and converted the subsequent preferred stock to Common Stock at a rate of one share of Common for each share of Preferred.

Need for Additional Funds

The level of funding in this offering is intended to be sufficient to get the company to the point of funding its growth through reinvestment of internally generated cash flow. To achieve a cash flow positive status, we anticipate the need to raise at least $28 million.

We plan to pursue multiple options for additional funding if needed, rather than relying on one source. These sources may include, but are not limited to, the Advanced Technology Vehicles Manufacturing Loan Program (“ATVMLP”) under Section 136 of the Energy Independence and Security Act of 2007, subsequent public stock offering(s), private equity, as well as more traditional sources such as venture debt arrangements and capital leasing on equipment.

We plan on submitting an ATVMLP application in the Fall of 2017.

Plan of Operations

Arcimoto’s high-level objectives for the next 18 months are:

•	Complete design and testing of the SRK.

•	Launch Signature Series and pilot fleet vehicles.

•	Build in the Phase 1 production facility to start retail manufacturing.

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•	Design and build the Phase 2 manufacturing facility to enable stepped-up scale production.

•	Initiate additional fund raising activities, including application to the ATVMLP.

•	Demonstrate self-driving functionality on the Arcimoto platform.

•	Explore strategic partnership opportunities for international markets.

•	Lobby for EV state tax credits and uniform regulation of three wheeled motorcycles.

•	Develop scale production supply chain.

•	Launch new website capable of configuring and processing SRK orders.

Expenditures

Our current monthly cash burn rate is $200,000.

If we raise the full offering amount of $29.9 million, after $1.9 million in estimated offering costs, we will have approximately $28 million available to the company. As described in the Use of Proceeds section, $17.4 million will go towards our capital expenditures, manufacturing and sales of 2,056 vehicles will provide $89,000 net of revenue, and $10.4 million will go to operating expenses. Anticipated minimum monthly gross cash burn rate through the next 18 months, excluding inventory and optional spending on capital expenditures, R&D materials and testing, and retail operating expense and payroll, steadily grows to $736,000 per month for an 18-month total of $9.6 million. After factoring in an additional $26.9 million for inventory offset by $31.4 million in sales, the net burn for the next 18 months is $5.1 million. During these next 18 months, the company expects to spend approximately $5 million for employee salaries, including $540 thousand for compensation of executive officers.

Should we raise less than the maximum, or should revenue fall short of expectations, we intend to reduce our capital outlay to match available cash. We can reduce variable cost by adjusting the number of vehicles manufactured, and reduce up to 72% of operating expenses by freezing headcount at its current level.

In all scenarios, we plan to use the proceeds towards completion of development of the SRK and delivery of retail SRK units to customers. We’ll also continue acquiring pre-order reservation deposits, thus showing scale market demand, which we think will assist us in raising additional capital in the future.

Our manufacturing plans for the 12 months following the commencement of this offering:

We are based in Eugene, Oregon. We are currently able to pursue our initial material handling strategy, which will use Arcimoto primarily as a final assembly operation, where all the parts are brought into the production line from outside vendors and fabrications. The company has identified several viable manufacturing site locations to serve as the first base of operations. During Phase 1 assembly, Arcimoto will take advantage of pre-existing vendor infrastructure and so will have very limited need for fabrication capacity within its own operations.

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Arcimoto has signed a lease on approximately 30,000 square feet warehouse and office space, located on 3.5 acres of land near our current headquarter location. The new facility will replace its current headquarters location.

The second phase of production, planned to commence within 18 months of this offering, will vertically integrate the manufacturing of key components, as the company outgrows prototype/limited run vendor capacity. This production transition will focus primarily on tooling upgrades and sheet metal and tube frame fabrication.

Building up a high-volume Phase 2 manufacturing facility is estimated to take 12 months to reach maximum capacity as the supply chain and automated manufacturing equipment are established. The first of these facility build-ins is planned to start 12 months from the completion of this offering. During the unit ramp-up, we plan to keep in close contact with pre-order and prospective customers through awareness events and meetups, in order to maximize sales opportunities during this critical phase. This will also help build the “community” attachment of the Arcimoto customer base, an intangible brand feature.

Our research and development plans for the 12 months following the commencement of this offering:

•	Battery System Finalization and Testing: We intend to complete and validate Arcimoto’s patent-pending next generation battery system in both module and full vehicle form.

•	Safety Systems – In 2017 the company will incorporate enhanced safety systems in the SRK. The alpha SRK units feature 3-point seat belts with an additional shoulder belt, attached to the other side of the seat. This approach has been used successfully by both Renault (the Autoliv 3+2 seatbelt system used in the Twizy) and BMW in the dual belt system used in the semi-enclosed C-1 commuting scooter. This basic restraint system will be further augmented with a simulation-verified roll cage, crumple zones and side impact buffers.

•	Gearbox Optimization and Cost Reduction – The gear box is the first significant component of FutureDrive. The Alpha SRK prototype gear boxes use loose pattern cast housing and expensive off-the-shelf gears. The design has been upgraded to production-tooled gears and match-plated sand castings. This operational upgrade has reduced the cost of the gear box, improved efficiency and longevity, and addressed the need for higher volume production demands. A 100,000-mile bench test of the new gearbox was successfully completed in April 2017.

•	Electronics Configuration and Optimization – The driver interface, battery monitoring system and Switchboard electronics will be developed to product-ready completion. These systems will be tuned in parallel with the build of the Generation 8 beta and pilot vehicles, as the electronics system will be identical between these revisions.
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•	Autopilot/Autonomous Program – The Arcimoto SRK and vehicle platform are being made autopilot-ready. This involves making the Arcimoto Switchboard electronics capable of accepting drive, steering and braking commands from an external software and sensors package. The SRK will be autonomous-capable at launch, serving as the least cost, most efficient platform for daily autonomous mobility. Arcimoto plans to offer a lane-following autopilot option in the production version and hopes to offer door-to-door commute autonomy by about 2020, although there can be no assurance that we will meet this target date.

Our business team plans for the 12 months following the commencement of this offering:

•	Sales and Marketing: On November 14, 2015 we revealed the Generation 8 SRK and announced a target base model purchase price of $11,900 for the vehicle via the www.arcimoto.com web site. Over the next 12 months, we will continue our online and tour based awareness and pre-order campaign. Our near-term pre-sales target is 2,000 deposits to further validate product/market fit and pre-fill 2018’s production queue.

•	Scale Capital Raise: We will plan for and execute a Federal ATVMLP application within 12 months of this offering to supplement the build out of our Phase 2 automated manufacturing line and deliver production vehicles to the general public.

•	International Market Development: The final step in the manufacturing plan is to franchise production globally. The automated Phase 2 production facilities will be designed to support the manufacture of 20,000+ units/year. In the globalization phase, four additional production facilities will be sited in key market regions around the world. We anticipate that this production process will increase the capacity of Arcimoto’s global production footprint to 100,000+ per year by June 2022.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not currently exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives. We can, however, be exposed to changes in commodity prices, including the price of steel/aluminum/copper/lithium/cobalt or other materials we use in the manufacturing of our vehicles. Demand for electric vehicles is also dependent on the relative commodity prices of electricity and oil.

The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The company’s significant estimates and assumptions include the fair value of the Company’s common stock, stock-based compensation, the recoverability and useful lives of long-lived assets, and the valuation allowance relating to the Company’s deferred tax assets.

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Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the company, but which will only be resolved when one or more future events occur or fail to occur. The company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the company or unasserted claims that may result in such proceedings, the company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Relaxed Ongoing Reporting Requirements

Upon the completion of this offering, we expect to elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

•	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

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We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of June 30 of any fiscal year before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we elect not to become a public reporting company under the Exchange Act, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our stockholders could receive less information than they might expect to receive from more mature public companies.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Approximate hours per week (if part-time)/full- time

Executive Officers:

Mark Frohnmayer	President	43	Indefinite, appointed November 21, 2007	Full-time/40 hours

Douglas Campoli	CFO	53	Indefinite, appointed June 15, 2015	Full-time/40 hours

Directors:

Mark Frohnmayer	Chair	43	Indefinite, appointed November 21, 2007	Full-time/40 hours

Thomas Thurston	Director	39	Indefinite, appointed May 8, 2015

Terry Becker	Director	57	Indefinite, appointed May 8, 2015

Jeff Curl	Director	56	Indefinite, appointed May 8, 2015

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Arcimoto has built a team that embraces our mission to create an ultra-efficient transportation product missing from today’s consumer market. The organic nature of Team Arcimoto’s growth has cultivated a group of extremely dedicated individuals who wield passion, ingenuity and expertise in equal measure, skillfully executing a well-conceived vision to create a thriving business and help reboot the globe’s broken transportation system.

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Leadership Team Bios

Mark Frohnmayer, President and Founder, Director

Mark Frohnmayer is currently our President and Founder. He has served in this position since day one. Previously, he was one of the founders of GarageGames.com, a software development company successfully sold to IAC, Inc. in 2007. He holds a BS in Electrical Engineering and Computer Science from UC Berkeley.

Terry Becker, Director

Terry Becker is currently a Director. He has served in this position for two years, from May 2015 to the present date. He has also concurrently held the position of Director of Engineering and Global Product Support at Peterson Pacific Corporation since February 2014, where he established design processes to grow the market share of the company. From February 2007 to the present, he has also served as Board Chairman of Oregon Pattern & Foundry, a non-ferrous foundry and rapid prototype/pattern making company. From 2008 to 2012, he was Deputy Director of Operations of JBT AeroTech, where he improved processes between the operations departments including engineering, manufacturing, purchasing, material control, planning, service and project management. He holds a BSME from Walla Walla University.

Thomas Thurston, Director

Thomas Thurston is currently a Director. He has served in this position for two years, from May 2015 to the present date. He has also concurrently held the position of Managing Director of WR Hambrecht Ventures since January 2014, a venture capital firm that uses data science to target early-stage growth companies. From February 2013 to the present, he has also served as Board Member of Ironstone Group, Inc., a publicly traded investment corporation. He holds a BA from the University of Oregon, and MBA from the Thunderbird School of Global Management, a JD from the Santa Clara University School of Law and was a research fellow at the Harvard Business School.

Jeff Curl, Director

Jeff Curl is currently a Director. He has served in this position for two years, from May 2015 to the present date. He also holds the position of CFO/COO, Senior Partner and Architect ACA Service Model at Summit Benefit and Actuarial Services, Inc. from 1994 to the present date. He holds a BS from the United States Military Academy at West Point and a MBA from the University of Oregon – Charles H. Lundquist College of Business.

Douglas Campoli, Chief Financial Officer

Douglas Campoli is currently our Chief Financial Officer. He has served in this position from June 2015 to the present date. Prior to joining Arcimoto, he was the Founder of Strategic Financial Consulting from February 2013 to June 2015, providing financial consulting services for startup and existing businesses. From September 2012 to September 2013, he was Chief Financial Officer of ManaFuel, bringing energy independence to Pacific Island Nations. From May 2007 to February 2011, he was Chief Financial Officer of GarageGames.com, Inc. From 2004 to May 2007, he was Chief Financial Officer of SeQuential Biofuels. Prior to 2007, he held various financial positions at Genuity, GTE, and AT&T. He holds a BS in Business and Finance from the University of South Florida and an MBA with a concentration in Finance from the University of Tampa.

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Jesse Fittipaldi, Vice President

Jesse brings 20 years of engineering project management and team building experience to Arcimoto. Prior to joining the venture in 2015, Jesse designed, managed, and commissioned large-scale public and private sector building engineering projects throughout Oregon. His specialty projects were those requiring expertise in solar, geothermal, energy efficiency, LEED and complicated control strategy.

David Boyd, Vehicle Development Lead

David brings 27 years of vehicle product development experience to the venture, including the design of the world’s first Neighborhood Electric Vehicle (GEM), vehicle power electronics development as the co-founder of Synkromotive, and most recently developing an electric microbus for developing nations from napkin sketch to full prototype in 6 months at Pangaea Motors.

Jove Lachman-Curl, Mechanical Engineering Lead

Jove brings a passion for environmentally conscious light transportation, coupled with a broad love of engineering. Jove comes from the bicycle industry, particularly focusing on trailers and child-related products, and incorporating innovative design, safety standards and testing, overseas manufacturing, quality control and problem solving Jove joined Arcimoto in 2015 to work on suspension and brakes but his eye for design simplicity and excellent communication skills quickly landed him in the mechanical engineering lead role.

Travis Travelstead, Electrical Engineering Lead

Travis has spent nearly a decade in electric vehicle related product development and manufacturing, with a focus on bridging the electrical, mechanical and software design disciplines. After getting his start with plug in hybrid kit design and manufacturing of the Zilla high performance motor controllers, Travis moved on to electric vehicle and truck stop electrification infrastructure development with nationwide deployments. Before joining Arcimoto, Travis worked with Pangaea Motors to bring a fully electric mini bus from the drawing board into series production in the Philippines.

Tim Hynes, Manufacturing Lead

Tim has been involved in manufacturing for 25 years. His expertise is with high volume manufacturing and plant management, through state-of-the-art processes. His recent consulting project was with Winchester Gun Safes. His management, implementation of automated machinery, and increased product flow resulted in a reduction of 50 percent in direct labor costs. He has engineered facilities to compete with the foreign market, equipping plants with the right tools to create efficient, effective ways to make manufacturing profitable. As a business owner he understands the day to day operation to compete and bring a great product to the consumer.

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Nathan Gustafson, Online Software Lead

Nathan has spent over a decade in the software and IT industries developing and implementing enterprise software with a focus on the human processes behind those solutions. Nathan has been the technical adviser and systems architect for several organizations, acting to help them implement their chosen software management platform. As the CTO and co-founder of Manage My Co-op and Bushel Box, Nathan helped design and implement products that serve both small and large community buying clubs. Previously, at the International Association of Technology in Education, Nathan assisted with the marketing implementation of Aptify, an association management solution.

Board Composition and Election of Directors

Board Composition

Our board of directors currently consists of four members. Each director of the Company serves until the next annual meeting of stockholders and until his successor is elected and duly qualified, or until his earlier death, resignation or removal. Our board is authorized to appoint persons to the offices of Chairman of the Board of Directors, President, Chief Executive Officer, a Treasurer or Chief Financial Officer and a Secretary and such other offices as may be determined by the board.

Director Independence

Our board of directors consists of four members. Our board of directors has determined that there are three independent directors in accordance with the listing requirements of the Nasdaq. Under the applicable Nasdaq rules, we are permitted to phase in our compliance with the majority independent board requirement of the Nasdaq within one year of our listing on the Nasdaq. The Nasdaq independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our board of directors has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

Role of Board in Risk Oversight Process

Our board of directors has responsibility for the oversight of the Company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board to understand the Company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

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The audit committee reviews information regarding liquidity and operations, and oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee will be responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. Matters of significant strategic risk are considered by our board as a whole.

Board Committees and Independence

Our board has established an audit committee which operates under a charter that has been approved by our board. We are in the process of establishing a compensation and nominating committee, each with its own charter to be approved by the board. Upon completion of this offering, we intend to make each committee’s charter available under the [Corporate Governance] section of our website at www.arcimoto.com. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this Offering Circular.]

Audit Committee

The audit committee’s main function is to oversee our accounting and financial reporting processes and the audits of our financial statements. This committee’s responsibilities include, among other things:

•          appointing our independent registered public accounting firm including determining its compensation;

•          evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•          approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•          reviewing the design, implementation, adequacy and effectiveness of our internal accounting controls and our critical accounting policies;

•          establishing procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters;

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•          discussing the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”

•          reviewing and reassessing the adequacy of the audit committee’s charter annually;

•          reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•          reviewing on a periodic basis, or as appropriate, any investment policy and recommending to our board any changes to such investment policy;

•          reviewing any earnings announcements and other public announcements regarding our results of operations;

•          preparing the report that the Commission requires in our annual proxy statement;

•          complying with all preapproval requirements of Section 10A(i) of the Exchange Act and all SEC rules relating to the administration by the audit committee of the auditor engagement to the extent necessary to maintain the independence of the auditor as set forth in 17 CFR Part 210.2-01(c)(7)

•          administering the policies and procedures for the review, approval and/or ratification of related party transactions involving the Company or any of its subsidiaries; and;

•          making such other recommendations to the Board on such matters, within the scope of its function, as may come to its attention and which in its discretion warrant consideration by the Board.

The members of our audit committee are Terry Becker, Thomas Thurston and Jeff Curl. All members of our audit committee meet the requirements for independence and financial literacy under the applicable rules and regulations of the Commission and the Nasdaq. Our board of directors has determined that Jeff Curl is an “audit committee financial expert” as defined by applicable Commission rules and has the requisite financial sophistication as defined under the applicable Nasdaq rules and regulations. The audit committee operates under a written charter that satisfies the applicable standards of the Commission and the Nasdaq.

Compensation Committee

We are in the process of creating a compensation committee and prior to one year from the date of listing, we will have appointed at least two members of our Board of Directors to the compensation committee. Our compensation committee will assist our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. The compensation committee’s responsibilities will include:

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•          reviewing and approving corporate goals and objectives with respect to the compensation of the chief executive officer;

•          reviewing and approving the compensation of all executive officers;

•          reviewing, approving, and, when appropriate, recommending for adoption incentive compensation plans and equity-based plans; and

•          preparing the compensation committee reports required by SEC rules.

Compensation Committee Interlocks and Insider Participation

When appointed as described above, it is anticipated that none of the members of our Compensation Committee, at any time, will have been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers on our Board of Directors or Compensation Committee.

Nominating Committee

We are in the process of creating a nominating committee and prior to one year from the date of listing, we will have appointed at least two members of our Board of Directors to the nominating committee. The nominating committee’s responsibilities will include:

·	identifying individuals qualified to become board members;

·	recommending to our board the persons to be nominated for election as directors and to be appointed to each committee of our board of directors;

·	reviewing and making recommendations to the board with respect to management succession planning;

·	overseeing periodic evaluations of board members; overseeing the ompany’s corporate governance practices and procedures.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

We are an emerging growth company for purposes of the Commission’s executive compensation disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation for our last completed fiscal year. Further, our reporting obligations extend only to our “named executive officers,” who are those individuals serving as our principal executive officer and our Chief Financial Officer who were serving as executive officers at the end of the last completed fiscal year.

For the fiscal year ended December 31, 2016, our “named executive officers” are Mark Frohnmayer and Douglas Campoli and we compensated our executive officers as follows:

Name	Salary ($)	Options Awards	Total cash compensation ($)
Mark D. Frohnmayer President	$65,000.00	0	$65,000.00
Douglas M. Campoli Chief Financial Officer	$54,439.93	0	$54,439.93

The Board of Directors decided on the compensation packages for the Board members and the President of the Company. Mark Frohnmayer determined the compensation package of the non-Board member officer. The company is in the process of establishing a compensation committee, which will determine and/or approve executive compensation going forward.

The Directors did not receive compensation for the fiscal year ended December 31, 2016.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table shows the number of shares of our common stock beneficially owned as of August 2, 2017 by:

•	each person known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each of our executive officers named in the Summary Compensation Table (the “Named Executive Officers”); and

•	all of our current directors and executive officers as a group.

This table is based upon the information supplied by our Named Executive Officers, directors and principal stockholders. Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown. As of July 25, 2017, we had 12,827,666 shares of common stock outstanding. Share ownership in each case also includes shares issuable upon exercise of outstanding options and warrants that can be exercised within 60 days after August 2, 2017, for purposes of computing the percentage of common stock owned by the person named. Options and warrants owned by a person are not included for purposes of computing the percentage owned by any other person.

Beneficial owner	Number of shares of common stock beneficially owned	Number of shares of common stock acquirable within 60 days	Percent of class
5% or greater stockholders:
WR Hambrecht Ventures III, L.P.*	1,088,456	0	8.5%
Directors and Named Executive Officers:
Mark Douglas Frohnmayer	6,983,882	313,300	55.5%

Douglas M. Campoli	0	12,636	0.1%
All Named Executive Officers and directors as a group (five individuals)	7,592,156	540,936	60.8%

*Business Address: WR Hambrecht Ventures III LP, William Hambrecht, 909 Montgomery Street, San Francisco, CA 94133.

**Business Address: 544 Blair Blvd., Eugene, Oregon 97402.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The company has the following transactions where one or more officers, directors, or employees have an interest:

•	Mark Frohnmayer, President of Arcimoto, owns the office building that Arcimoto leases. We are leasing our principal office and development shop located at 544 Blair Blvd., Eugene, Oregon 97402 from Centre Camp LLC, a company owned by Arcimoto’s founder and president, Mark Frohnmayer. We currently pay $5,451 per month and lease, signed on May 1, 2013 is in effect until April 30, 2018.

•	Terry Becker, Arcimoto Director, is also the owner of Oregon Pattern & Foundry, the company that made the prototype gearbox housings for the SRK. From 10/15/2012 to 4/19/2017, $26,493 was billed and paid. During 2014, 2015, and 2016, $4,025, $18,684, $125 respectively for a total of $22,834 was billed and paid.

•	Vehicle reservations include a $42,000 Signature Series reservation made by Mark Frohnmayer, a $1,000 pre-order deposit made by Lynn Frohnmayer, Mark’s mother, and $100 pre-order deposits made by team members Doug Campoli, Jesse Fittipaldi, John Friess, Jim Jordan, Jove Lachman-Curl and Diana Standish, and by Directors Jeff Curl and Terry Becker.

Statement of Policy

Our board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Prior to the listing on Nasdaq, our board of directors will adopt a written policy on transactions with related persons in conformity with the requirements for issuers having publicly held common stock listed on the Nasdaq Capital Market. Under the policy any related-person transaction, and any material amendment or modification of a related-person transaction, will be required to be reviewed and approved or ratified by a committee of the board of directors composed solely of independent directors who are disinterested, or by the disinterested members of the board of directors and any employment relationship or transaction involving an executive officer and any related compensation will be required to be recommended by the soon-to-be created compensation committee to the board of directors for its approval.

In connection with the review and approval or ratification of a related-person transaction:

•	The management must disclose to the audit committee or another independent body of the board of directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related-person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person's direct or indirect interest in, or relationship to, the related-person transaction;

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•	The management must advise the audit committee or another independent body of the board of directors, as applicable, whether the related-person transaction complies with the terms of our agreements governing any material outstanding indebtedness that limit or restrict our ability to enter into a related-person transaction;

•	The management must advise the audit committee or another independent body of the board of directors, as applicable, whether the related-person transaction will be required to be disclosed in our applicable filings under the Securities Act or the Exchange Act and related rules, and, to the extent required to be disclosed, management must ensure that the related-person transaction is disclosed in accordance with such Acts and related rules; and management must advise the audit committee or another independent body of the board of directors, as applicable, whether the related-person transaction constitutes a "personal loan" for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, the related-person transaction policy will provide that the audit committee or another independent body of the board of directors, as applicable, must consider whether any approval or ratification of a related-person transaction involving a non-employee director or director nominee would compromise the director or director nominee's status as an "independent", "outside", or "non-employee" director, as applicable, under the rules and regulations of the SEC, the Nasdaq Capital Market and the Internal Revenue Code.

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SECURITIES BEING OFFERED

General

Our authorized capital stock consists of 20,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value. The company has reserved 2,000,000 shares of its common stock pursuant to the Equity Incentive Plans. As of December 31, 2016 and 2015, we had 1,247,704 and 1,255,204 shares of common stock underlying outstanding stock options and warrants, respectively. On March 1, 2017, we issued an additional 475,000 employee incentive options. Of the 5,000,000 authorized preferred shares, 1,500,000 shares are designated as Series A-1 preferred stock. As of December 31, 2016, 2015 and 2014, 1,189,791, 1,095,991 and 430,465 shares of preferred stock were issued and outstanding, respectively. We issued an additional 245,100 shares of our preferred stock in the first half of 2017, bringing the total number of shares of our preferred stock outstanding immediately prior to the July 21, 2017 stock split to 1,434,891. The stock split doubled the conversion rate of the preferred stock. All outstanding preferred shares converted into common stock on July 25, 2017, resulting in 2,869,782 shares of common stock.. Our Board of Directors may designate additional classes of preferred stock at any time.

In the current offering, we are offering common stock.

Qualified Small Business Stock. To the best of its knowledge, the company is, as of the date hereof, and will be, as of the date of the relevant closing, a “qualified small business” within the meaning of Section 1202(d) of the Internal Revenue Code (the “Code”), and the company believes that the offered stock should qualify as “qualified small business stock” as defined in Code Section 1202(c). Consequently, purchasers of the offered stock (other than corporations) that meet the more than 5-year holding period as specified in Code Section 1202(a) may be eligible to exclude from gross income for federal income tax purposes 100 percent of any gain realized on a future sale or exchange of the offered securities and to receive an equivalent preference for federal alternative minimum tax purposes. This exclusion is limited in any one taxable year to the greater of (i) the aggregate of $10,000,000 with respect to one issuer, reduced by previously claimed amounts with respect to that issuer, or (ii) 10 times the aggregate basis of any qualified small business stock issued by that issuer and disposed of by the purchaser during the taxable year.

Under Code Section 1045(a), purchasers of qualified small business stock have an election whereby they may also be able to avoid or limit recognition of taxable gain if they sell qualified small business stock after holding it for more than six months and, within 60 days of such sale, acquire other qualified small business stock. In such circumstance, capital gains income is recognized only to the extent that the sale proceeds exceed the cost of the replacement qualified small business stock reduced by any amount previously claimed under Code Section 1045.

As of the date hereof (or as of the date of the relevant Closing): (i) the company expects that at least 80 percent (by value) of the assets of the company will be used by the company in the active conduct of a “qualified trade or business” (as defined in Code Section 1202(e)(3), (ii) the company expects that no more than 10 percent of the total value of its assets will consist of real property which is not used in the active conduct of a qualified trade or business, (iii) the company expects to be an “eligible corporation” as defined in Code Section 1202(e)(4), (iv) the company will not have made any purchases of its own stock during the one-year period preceding the relevant closing having an aggregate value exceeding five percent of the aggregate value of all of its stock as of the beginning of such period and does not expect to do so for at least one year following the date of the relevant closing, and (v) the company’s aggregate gross assets, as defined by Code Section 1202(d)(2), at no time between the formation of the company and through the relevant closing have exceeded, or will exceed, $50 million, taking into account the assets of any corporations required to be aggregated with the company in accordance with Code Section 1202(d)(3); provided, however, that in no event shall the company be liable to purchasers of the offered stock for any damages arising from any subsequently proven or identified error in the company’s determination with respect to the applicability or interpretation of Code Section 1202 unless such determination shall have been given by the company in a manner that was either negligent or fraudulent.

The following is a summary of the rights of our capital stock as provided in our second amended and restated articles of incorporation and bylaws. For more detailed information, please see our amended and restated articles of incorporation and bylaws, which have been filed as exhibits to the offering statement of which this offering circular is a part.

Common Stock

Voting Rights and Dividend Rights

Common stockholders are entitled to one vote for each share on all matters to be voted on by the stockholders, do not have cumulative voting rights, have no preemptive rights to purchase common stock, no conversion or redemption rights or sinking fund provisions with respect to the common stock and are entitled to share ratably in dividends.

Right to Receive Liquidation Distributions

In the event of the company's liquidation, dissolution, or winding up, holders of its common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the company's debts and other liabilities and the satisfaction of the liquidation preferences granted to the holders of all shares of the outstanding preferred stock.

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No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption, or sinking fund provisions.

Series A-1 Preferred Stock

At the time of this offering no preferred stock of the company is outstanding.

Dividend Rights

Holders of our Series A-1 preferred stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. Series A-1 preferred stock will receive dividends, if any, in preference to the holders of common stock.

The dividends are not cumulative and are available when, as, and if declared by the Board. There is no requirement or penalty for us to declare dividends. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends after this offering or in the foreseeable future.

Right to Receive Liquidation Distributions

In the event of the company's liquidation, dissolution, or winding up, holders of its Series A-1 preferred stock are entitled to liquidation preference superior to holders of the common stock. Holders of Series A-1 preferred stock will receive an amount determined in accordance with the amended and restated certificate of incorporation. If, upon such liquidation, dissolution or winding up, the assets and funds that are distributable to the holders of Series A-1 preferred stock are insufficient to permit the payment to such holders of the full amount of their liquidation preference, then all of such assets and funds will be distributed ratably among the holders of the Series A-1 preferred stock in proportion to the full preferential amounts to which they would otherwise be entitled to receive.

Conversion to Common Stock

Holders of the Series A-1 Preferred stock will have the right to convert their shares to common stock at any time, and will be automatically converted to common stock upon the occurrence of an “Automatic Conversion Event” as described in the Amended and Restated Certificate of Incorporation. The conversion rate may change from time to time if we complete a stock split, reorganization, recapitalization, or the like, but the initial conversion rate will be one-to-one. The July 21, 2017, stock split increased the conversion rate to two-to-one. The majority of preferred stock holders voted to convert to common stock on July 25, 2017. All outstanding preferred stock was converted to 2,869,782 shares of common stock.

Redemption

The Series A-1 preferred stock is not redeemable.

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Voting Rights

The Series A-1 preferred stockholders are entitled to equal voting rights to common stockholders on an as-converted basis.

Rights and Preferences

Each share of the Series A-1 preferred stock will automatically convert into the common stock of the company immediately prior to the closing of a firm commitment underwritten public offering, registered under the Securities Act of 1933. Series A-1 Preferred stock is convertible at the option of the stockholder at any time without the payment of additional consideration by the holder.

Holders of our Series A-1 preferred stock and all other preferred stock have preference over common stock. The company’s Board of Directors may designate additional classes of preferred shareholders from time to time.

Certain Anti-Takeover Effects

General. Certain provisions of Oregon law may have an anti-takeover effect and may delay or prevent a tender offer or other acquisition transaction that a shareholder might consider to be in his or her best interest. The summary of the provisions of Oregon law set forth below does not purport to be complete and is qualified in its entirety by reference to Oregon law.

The issuance of shares of preferred stock, the issuance of rights to purchase such shares, and the imposition of certain other adverse effects on any party contemplating a takeover could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of the preferred stock, if the option to acquire such shares is exercised, would impede a business combination by the voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of other preferred stock could adversely affect the voting power of holders of our common stock.

Oregon law contains a control share acquisition statute, which provides that control shares obtained in a control share acquisition (as those terms are defined under Oregon law) will not retain voting rights, with such voting rights restored only if approved by the shareholders.  Further, Oregon law contains provisions which may prevent the corporation from engaging in any business combination with any interested shareholder for a period of three years following the date that the shareholder became an interested shareholder, with certain exceptions.

Because our board of directors is not required to make any determination on matters affecting potential takeovers solely based on its judgment as to the best interests of our shareholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which such shareholders might receive a premium for their stock over the then market price of such stock. Our board presently does not intend to seek shareholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

76

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare, Inc., effective June 19, 2017.

Exchange Listing

We have applied to list our common stock on the Nasdaq under the symbol “FUV.” There is no assurance, however, that our common stock will ever be listed on the Nasdaq.

LEGAL MATTERS

The validity of the issuance of the shares of our common stock offered by this prospectus will be passed upon for us by KHLK LLP. Certain legal matters in connection with this offering will be passed upon for the Underwriter by Wyrick Robbins Yates & Ponton LLP.

EXPERTS

Our financial statements as of December 31, 2015 and 2016, and for each of the years in the two-year period ended December 31, 2016, have been included herein in reliance upon the report of dbbmckennon, an independent registered public accounting firm, appearing elsewhere herein, and given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission an Offering Circular on Form 1-A. For further information about us and the shares of common stock to be sold in the offering, please refer to the Offering Circular and the exhibits and schedules thereto. The Offering Circular and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC’s Public Reference Room at 100 F St., N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Offering Circular and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

77

ARCIMOTO, INC.
Financial Statements and Independent Auditors’ Report

December 31, 2016 and 2015

F-1

ARCIMOTO, INC.

F-2

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders

of Arcimoto, Inc.

Report on the Financial Statements

We have audited the accompanying financial statements of Arcimoto, Inc. (an Oregon corporation), which comprise the balance sheets as of December 31, 2016 and 2015, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Arcimoto, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

F-3

Explanatory Paragraph

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has not yet earned revenues from its intended operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Emphasis of Matter

As discussed in Note 5 to the financial statements, the accompanying financial statements have been restated to retroactively reflect a stock split and preferred stock conversion that occurred subsequent to the issuance of our initial audit report. Our opinion is not modified with respect to this matter.

/s/dbbmckennon

Newport Beach, California
May 12, 2017, except for the paragraphs in Notes 3, 5, 6, and 10 for which the date is August 7, 2017

F-4

ARCIMOTO, INC.

BALANCE SHEETS

As of December 31, 2016 and 2015

	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$414,405	$1,000,665
Accounts receivable	583	8,172
Inventory	26,825	-
Other current assets	28,207	26,612
Total current assets	470,020	1,035,449

Property and equipment, net	8,805	16,755
Deferred offering cost	40,000	-

Total assets	$518,825	$1,052,204

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Liabilities:
Current liabilities
Accounts payable	$81,045	$9,229
Accrued liabilities	102,776	61,219
Customer deposits	386,035	204,628
Notes payable	250,000	-
Total current liabilities	819,856	275,076
Long-term convertible notes payable	275,000	-
Long-term convertible notes payable to related party	50,000	-
Total liabilities	1,144,856	275,076

Commitments and contingencies (Note 9)

Stockholders' equity (deficit):
Series A-1 preferred stock, no par value, 1,500,000 authorized, 0 and 1,095,991 issued and outstanding as of December 31, 2016 and 2015, respectively.	-	3,364,988
Common stock, no par value, 20,000,000 authorized, 12,337,466 and 9,957,884 issued and outstanding as of December 31, 2016 and 2015, respectively.	7,637,494	3,804,561
Additional paid-in capital	336,606	288,231
Accumulated deficit	(8,600,131)	(6,680,652)
Total stockholders' equity (deficit)	(626,031)	777,128

Total liabilities and stockholders' equity (deficit)	$518,825	$1,052,204

See accompanying notes to financial statements.

F-5

ARCIMOTO, INC.

STATEMENTS OF OPERATIONS

For the years ended December 31, 2016 and 2015

	2016	2015
Grant revenue	$-	$12,244

Operating expenses
Research and development	974,806	845,419
Sales and marketing	472,108	165,190
General and administrative	459,990	364,538
Total operating expenses	1,906,904	1,375,147

Loss from operations	(1,906,904)	(1,362,903)

Other income and expense
Interest expense	(12,816)	(3,331)
Other income, net	241	16,942

Net loss	$(1,919,479)	$(1,349,292)

Weighted-average common shares outstanding
- basic and diluted	9,964,403	9,957,884
Net loss per common share
- basic and diluted	$(0.19)	$(0.14)

See accompanying notes to financial statements.

F-6

ARCIMOTO, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For the years ended December 31, 2016 and 2015

	Series A-1 Preferred Stock		Common Stock				Total
	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Stockholder's Equity (Deficit)
Balance at December 31, 2014	430,465	$917,023	9,957,884	$3,804,561	$231,054	$(5,331,360)	$(378,722)

Conversion of notes to A-1 preferred stock	6,800	28,022	-	-	-	-	28,022
Issuance of Series A-1 preferred stock	658,726	2,419,943	-	-	-	-	2,419,943
Stock-based compensation	-	-	-	-	57,177	-	57,177
Net loss	-	-	-	-	-	(1,349,292)	(1,349,292)
Balance at December 31, 2015	1,095,991	3,364,988	9,957,884	3,804,561	288,231	(6,680,652)	777,128

Issuance of Series A-1 preferred stock	93,800	467,945	-	-	-	-	467,945
Conversion of Series A-1 preferred stock	(1,189,791)	(3,832,933)	2,379,582	3,832,933
Stock-based compensation	-	-	-	-	48,375	-	48,375
Net loss	-	-	-	-	-	(1,919,479)	(1,919,479)
Balance at December 31, 2016	-	$-	12,337,466	$7,637,494	$336,606	$(8,600,131)	$(626,031)

See accompanying notes to financial statements.

F-7

ARCIMOTO, INC.

STATEMENTS OF CASH FLOWS

For the years ended December 31, 2016 and 2015

	2016	2015
OPERATING ACTIVITIES
Net loss	$(1,919,479)	$(1,349,292)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,951	5,756
Gain on the sale of assets	-	(16,000)
Stock-based compensation	48,375	57,177
Changes in operating assets and liabilities:
Accounts receivable	7,589	6,555
Inventory	(26,825)	-
Other current assets	(1,595)	(26,612)
Deferred offering cost	(40,000)	-
Accounts payable	71,816	(39,321)
Accrued liabilities	41,556	41,041
Customer deposits	181,407	18,504
Net cash used in operating activities	(1,629,205)	(1,302,192)

INVESTING ACTIVITIES
Proceeds from sale of assets	-	16,000
Purchases of property and equipment	-	(20,492)
Net cash used in investing activities	-	(4,492)

FINANCING ACTIVITIES
Proceeds from sale of series A-1 preferred stock	467,945	2,419,943
Proceeds from related party notes	50,000	-
Repayment of related party notes	-	(38,203)
Proceeds from notes payable	525,000	-
Repayment of note payable	-	(100,000)
Net cash provided by financing activities	1,042,945	2,281,740

Net cash increase (decrease) for year	(586,260)	975,056

Cash at beginning of year	1,000,665	25,609
Cash at end of year	$414,405	$1,000,665

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$8,333	$6,921
Cash paid during the year for income taxes	$-	$150

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Conversion of series A-1 preferred stock to common stock	$3,832,933	$-
Notes payable to related parties and accrued interest converted to series A-1 preferred stock	$-	$28,022

See accompanying notes to financial statements.

F-8

ARCIMOTO, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

NOTE 1: NATURE OF OPERATIONS

Arcimoto, Inc. (the “Company”) was formed on November 21, 2007, as WTP Incorporated, an Oregon Corporation. On December 29, 2011, the Company filed an Amendment to the Articles of Incorporation changing its name from WTP Incorporated to Arcimoto, Inc., an Oregon Corporation. On December 30, 2011, Arcimoto, Inc. merged with Arcimoto-II, LLC. Arcimoto-II, LLC was formed on December 20, 2007, as Electromotion Design, LLC and subsequently changed its name to Arcimoto, LLC on September 19, 2008, and then to Arcimoto-II, LLC on December 29, 2011. Arcimoto-II, LLC was dissolved upon execution of the merger, leaving Arcimoto, Inc. as the remaining entity. The Company was founded in order to build products that catalyze the shift to a sustainable transportation system. The first step in this shift has been developing an affordable, daily utility, pure electric vehicle. Over the past nine years, the Company has developed a revolutionary new vehicle platform designed around the needs of everyday drivers. Its main product is the SRK, the first real fossil-free alternative for the vast majority of daily trips. Compared to the average car, the SRK has dropped 3/4 of the weight and 2/3 of the footprint in order to bring the joy of affordable, ultra-efficient, pure electric driving to the masses.

NOTE 2: GOING CONCERN

The accompanying financial statements have been prepared on a basis that it is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, the Company has experienced recurring operating losses and negative operating cash flows since inception.

To date, the Company has not generated revenues from product sales to achieve positive earnings and operating cash flows to enable the Company to finance its operations internally. Funding for the business to date has come primarily through the issuance of equity securities. Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern.

Although the Company's objective is to increase its revenues from the sales of its products within the next few years sufficient to generate positive operating and cash flow levels, there can be no assurance that the Company will be successful in this regard. The Company will also need to continue to raise capital in order to fund its operations, which it intends to obtain through a Regulation A offering. The Company intends to use the proceeds from the Regulation A offering to invest in its business to expand sales and marketing efforts, enhance its current product by continuing research and development to bring the SRK to retail production, to build out a leased 30,000 SQFT production facility, and fund startup operations until positive cash flow is achieved. The next steps on the road to retail product development are: 1) Beta vehicle design, build and test. 2) Production vehicle design, pre-production vehicles built to test retail vehicle production process. 3) Retail vehicle production and delivery to customers. Production is expected to commence in 2018; however, there are no assurances that this schedule will be met. The need for additional capital may be adversely impacted by uncertain market conditions or approval by regulatory bodies. If the Regulation A offering is delayed or unsuccessful, the Company anticipates continuing to fund its operations through the issuance of equity securities, but there can be no assurances that the Company will be successful in this regard.

F-9

ARCIMOTO, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”). The financial statements are presented using the accrual basis of accounting. The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties

The Company has not commenced revenue generating activities.  The Company's business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with governmental policy decisions. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse developments may also include: economic recessions, trends in car manufacturing, consumer taste, availability of inventory, and changes in government policy related to cars and motorcycles could have a material adverse effect on the Company's financial condition and the results of its operations.

The Company currently has limited sales and marketing and/or distribution capabilities. The Company has limited experience in developing, training or managing a sales force and will incur substantial additional expenses if we decide to market any of our current and future products and services. Developing a marketing and sales force is also time consuming and could delay launch of our future products and services. In addition, the Company will compete with companies that currently have extensive and well-funded marketing and sales operations. Our marketing and sales efforts may be unable to compete successfully against these companies. In addition, the Company has limited capital to devote to sales and marketing.

The Company's industry is characterized by rapid changes in technology and customer demands. As a result, the Company's products and services may quickly become obsolete and unmarketable. The Company's future success will depend on its ability to adapt to technological advances, anticipate customer demands, develop new products and services and enhance our current products and services on a timely and cost-effective basis. Further, the Company's products and services must remain competitive with those of other companies with substantially greater resources. The Company may experience technical or other difficulties that could delay or prevent the development, introduction or marketing of new products and services or enhanced versions of existing products and services. Also, the Company may not be able to adapt new or enhanced products and services to emerging industry standards, and the Company's new products and services may not be favorably received. In addition, we may not have the capital resources to further the development of existing and/or new ones.

F-10

ARCIMOTO, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

Revenue Recognition

The Company will recognize revenue when the earnings process is complete on vehicle sales. This generally occurs when products are shipped to the customer in accordance with the sales agreement or purchase order, ownership and risk of loss pass to the customer, collectability is reasonably assured, and pricing is fixed or determinable. The Company’s shipping terms are generally F.O.B. shipping point, where title is transferred and revenue is recognized when the products are shipped to customers.

Grant Revenue

In January 2014, the Company was awarded a grant of $126,875 from the Oregon Best Commercialization Program which awarded a sub agreement between the State of Oregon acting by and through the State Board of Higher Education on behalf of Oregon Institute of Technology and Arcimoto, Inc. for the purpose of the activities relating to a BEST Commercialization Grant to fund a proposal entitled “Integrated Battery Systems.” Grant award reimbursements were invoiced and recorded as revenue for expenses paid by the Company. Revenue from the grant was recognized in the period during which the conditions under the grant had been met and the Company had made payment for the related expense. Grant revenue of $0 and $12,244 for 2016 and 2015, respectively, are recorded as income in the accompanying financial statements. Grant revenue makes up 100% of revenue in each year. Management believes the loss of such revenues will not have a material effect on the Company’s operations.

Accounts Receivable

Accounts receivable are reported net of allowance for expected losses. It represents the amount management expects to collect from outstanding balances. Differences between the amount due and the amount management expects to collect are charged to operations in the year in which those differences are determined, with an offsetting entry to a valuation allowance. As of December 31, 2016 and 2015, the Company has no reserve allowance.

Customer Deposits

Customer deposits are generally held in a separate deposit account. Revenue is not recognized on customer deposits until the vehicle is shipped to the customer.

Cash and Cash Equivalents

The Company considers deposits that can be redeemed on demand and investments that have original maturities of less than three months, when purchased, to be cash equivalents. As of December 31, 2016 and 2015, the Company’s cash and cash equivalents were deposited in one financial institution, which at times, exceed the federally insured limits.

Inventories

Inventories are stated at the lower of cost (using the first-in, first-out method “FIFO”) or market. Inventories consist of purchased electric motors, electrical storage and transmission equipment and component parts. Inventories consist entirely of raw materials and component parts as of December 31, 2016.

F-11

ARCIMOTO, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes.

The estimated useful lives for significant property and equipment categories are as follows:

Computer Equipment & Software	1 – 3 years
Furniture and Fixtures	2 – 7 years
Machinery and Equipment	5 – 10 years
Leasehold Improvements	Shorter of useful of lease life

Depreciation for the years ended December 31, 2016 and 2015 was $7,951 and $5,756, respectively. Accumulated depreciation as of December 31, 2016 and 2015 was $76,091 and $68,141, respectively.

Impairment of Long-Lived Assets

The Company adopted Accounting Standards Codification (“ASC”) 360, Accounting for Impairment or Disposal of Long-Lived Assets. ASC 360 requires that if events or changes in circumstances indicate that the cost of long-lived assets or asset groups may be impaired, an evaluation of recoverability would be performed by comparing the estimated future undiscounted cash flows associated with the asset to the asset's carrying value to determine if a write-down to market value would be required. Long-lived assets or asset groups that meet the criteria in ASC 360 as being held for sale are reflected at the lower of their carrying amount or fair market value, less costs to sell

Fair Value Measurements

The Company’s financial instruments consist primarily of cash and notes payable. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments. The estimated fair value is not necessarily indicative of the amounts the Company would realize in a current market exchange or from future earnings or cash flows. The Company adopted Financial Accounting Standards Board (“FASB”) ASC 820-10, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The standard provides a consistent definition of fair value which focuses on an exit price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The standard also prioritizes, within the measurement of fair value, the use of market-based information over entity specific information and establishes a three-level hierarchy for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date.

F-12

ARCIMOTO, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

The three-level hierarchy for fair value measurements is defined as follows:

• Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets

• Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability other than quoted prices, either directly or indirectly including inputs in markets that are not considered to be active

• Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement

Categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The carrying amounts reported in the accompanying financial statements for current assets and current liabilities approximate the fair value because of the immediate or short term maturities of the financial instruments. As of December 31, 2016 and 2015, the Company did not have any level 2 or level 3 instruments.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation. Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period. The Company uses the Black-Scholes option pricing model to determine the fair value of stock options and common warrants. Stock-based awards issued to date are comprised of employee stock options and common warrants.

The Company measures compensation expense for its non-employee stock-based compensation under FASB ASC 505-50, Equity-Based Payments to Non-Employees. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

Advertising Costs

Advertising costs are recorded as an expense in the period in which we incur the costs or the first time the advertising takes place. Advertising costs expensed were $131,709 and $23,244 for the years ended December 31, 2016 and 2015, respectively.

Research and Development

Expenses relating to research and development are expensed as incurred. For the years ended December 31, 2016 and 2015, vehicle and battery research and development consisted of $974,806 and $845,419, respectively.

F-13

ARCIMOTO, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

Income Taxes

The Company accounts for income taxes under an asset and liability approach for financial accounting and reporting for income taxes. Accordingly, the Company recognizes deferred tax assets and liabilities for the expected impact of differences between the financial statements and the tax basis of assets and liabilities.

The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. In the event the Company was to determine that it would be able to realize its deferred tax assets in the future in excess of its recorded amount, an adjustment to the deferred tax assets would be credited to operations in the period such determination was made. Likewise, should the Company determine that it would not be able to realize all or part of its deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to operations in the period such determination was made. The Company has incurred losses for tax purposes since inception and has significant tax losses and tax credit carry forwards. These amounts are subject to valuation allowances as it is not likely that they will be realized in the next few years.

Net Earnings or Loss per Share

The Company’s computation of earnings per share (“EPS”) includes basic and diluted EPS. Basic EPS is measured as the income (loss) available to common shareholders divided by the weighted average number of common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., Series A-1 preferred stock, common stock warrants and common stock options) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the respective periods. Basic and diluted loss per common share is the same for all periods presented because all series A-1 preferred stock, common stock warrants and common stock options outstanding were anti-dilutive.

At December 31, 2016 and 2015, the Company excluded the outstanding securities summarized below, which entitle the holders thereof to ultimately acquire shares of common stock, from its calculation of earnings per share, as their effect would have been anti-dilutive.

	2016	2015
Series A-1 preferred stock (as convertible to common stock)	—	2,191,982
Warrants to purchase common stock	980,004	980,004
Stock options to purchase common stock	267,700	275,200
Total	1,247,704	3,447,186

F-14

ARCIMOTO, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

Offering Costs

The Company complies with the requirements of FASB ASC 340 with regards to offering costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to stockholders’ equity (deficit) upon the completion of an offering or to expense if the offering is not completed. $40,000 and $0 offering costs were capitalized as of December 31, 2016 and 2015, respectively. The Company anticipates significant offering costs in connection with the proposed Regulation A offering discussed in Note 2.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09 (ASU 2014-09), Revenue from Contracts with Customers. ASU 2014-09 will eliminate transaction and industry-specific revenue recognition guidance under current GAAP and replace it with a principle based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. ASU 2014-09 also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. Based on the FASB’s Exposure Draft Update issued on April 29, 2015, and approved in July 2015, Revenue from Contracts With Customers (Topic 606): Deferral of the Effective Date, ASU 2014-09 is now effective for reporting periods beginning after December 15, 2017, with early adoption permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. Entities will be able to transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. The Company is evaluating ASU 2014-9, and has not yet determined its impact to the Company’s financial statements, nor decided the transition approach it will take.

In November 2015, the FASB issued Accounting Standards Update No. 2015-17 (ASU 2015-17), Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. ASU 2015-17 requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. ASU 2015-17 is effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Earlier application is permitted as of the beginning of an interim or annual reporting period. The adoption of ASU 2015-17 is not expected to have any impact on Company’s financial statement presentation or disclosures.

In February 2016, the Financial Accounting Standards Board issued Accounting Standards Update No. 2016-02 regarding leases. The new standard requires lessee recognition on the balance sheet of a right-of-use asset and a lease liability, initially measured at the present value of the lease payments. It further requires recognition in the income statement of a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a generally straight-line basis. Finally, it requires classification of all cash payments within operating activities in the statement of cash flows. It is effective for fiscal years commencing after December 15, 2018 and early adoption is permitted. Management has not yet evaluated the impact of the adoption of ASU 2016-02 on the Company’s financial statement presentation or disclosures.

F-15

ARCIMOTO, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, to address the diversity that exists on how entities classify and present changes in restricted cash or restricted cash equivalents on the statement of cash flows. Other than limited guidance for not-for-profit entities, current GAAP does not include specific guidance on the cash flow classification and presentation of changes in restricted cash or restricted cash equivalents. The amendments in this update now provide guidance on the presentation of restricted cash or restricted cash equivalents in the statement of cash flows. This ASU is effective for public entities for annual periods beginning after December 15, 2017, including interim periods within that reporting period, with early adoption permitted. The amendments should be applied using a retrospective transition method to each period presented. We do not think that the adoption of this ASU will have a significant impact on our financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to provide guidance on eight specific cash flow issues where current GAAP is unclear or does not have specific guidance. The cash flow issues covered by this ASU are: 1) debt prepayment or debt extinguishment costs; 2) settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; 3) contingent consideration payments made after a business combination; 4) proceeds from the settlement of insurance claims; 5) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; 6) distributions received from equity method investees; 7) beneficial interests in securitization transactions; and 8) separately identifiable cash flows and application of the predominance principle. The effective date and transition requirements of this ASU for public entities are effective for annual periods beginning after December 15, 2017, including interim periods within that reporting period, with early adoption permitted. The amendments should be applied using a retrospective transition method to each period presented. If it is impracticable to apply the amendments retrospectively for some of the issues, the amendments for those issues would be applied prospectively as of the earliest date practicable. We are currently evaluating the impact of the adoption of this ASU on our financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, as part of the Board’s Simplification Initiative. The areas for simplification in this Update involves several aspects of share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Variables such as timing of award settlements or expirations, changes in stock price over time, ultimate payout levels for awards with performance contingencies, shares cancelled before vesting, and the tax rules in effect at the time of settlement will impact both the timing and the amount of the tax deductions. We are currently evaluating the impact of the adoption of this ASU on our financial statements.

Management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

F-16

ARCIMOTO, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

NOTE 4: NOTES PAYABLE

Notes payable as of December 31, 2016 and 2015 are as follows:

	Principal		Accrued Interest
	2016	2015	2016	2015
Business Development Loan	$250,000	$-	$-	$-
Convertible Notes Payable	275,000	-	3,322	-
Convertible Notes Payable to Related Parties	50,000	-	384	-
	$575,000	$-	$3,706	$-

On December 4, 2015, the Company entered into a $250,000 loan agreement with the City of Eugene Business Development Fund; however, the funds for the loan were not received until April 1, 2016, and accordingly no debt was owed as of December 31, 2015. This loan is secured by substantially all assets of the Company and has an interest rate of 5% per annum. Interest only payments are due monthly from the date of disbursement. The entire unpaid principal balance of the loan, plus accrued interest, shall be due and payable upon the earlier of the issuance of a Regulation A Public Offering (see Note 2), or July 1, 2017.

On October 1, 2016, the Company issued a convertible note in the amount of $250,000. The note and all accrued interest is due on March 31, 2018. This note is secured by substantially all assets of the Company and had a stated interest rate of 6% per annum. In 2016, interest expense of $3,306 was accrued. The note is convertible on demand at the greater of $5.00 per share or 90% of the active selling price of the Series A-1 Preferred Stock at the time of conversion.

On November 16, 2016, the Company issued a convertible note to a related party in the amount of $50,000. The note and all accrued interest is due on March 31, 2018. This note is secured by substantially all assets of the Company and had a stated interest rate of 6% per annum. In 2016, interest expense of $384 was accrued. The note is convertible on demand at the greater of $5.00 per share or 90% of the active selling price of the Series A-1 Preferred Stock at the time of conversion.

On December 27, 2016, the Company issued a convertible note in the amount of $25,000. The note and all accrued interest is due on March 31, 2018. This note is secured by substantially all assets of the Company and had a stated interest rate of 6% per annum. In 2016, interest expense of $16 was accrued. The note is convertible on demand at the greater of $5.00 per share or 90% of the active selling price of the Series A-1 Preferred Stock at the time of conversion.

None of the above convertible notes contained a beneficial conversion feature due to the conversion price of the notes being at or above the fair value of the stock at issuance.

F-17

ARCIMOTO, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

NOTE 5: STOCKHOLDERS’ EQUITY (DEFICIT)

Amendment

On July 21, 2017, the Board and a majority of common stockholders voted to enact a two-for-one common stock split and increased the authorized common shares to 20,000,000.  On July 25, 2017, a majority of Preferred stockholders voted to convert all Preferred shares to common. The July 21, 2017, two-for-one common stock split resulted in a conversion rate of two shares of common stock for each share of Preferred stock. In accordance with SEC reporting guidelines, the retrospective application of the stock split has been applied to historical financial information, and the Preferred to common stock conversion was reflected in the accompanying financial statements as if it occurred as of December 31, 2016.

Preferred Stock

On December 30, 2013, the Company amended its Certificate of Incorporation to increase its authorized preferred stock from 500,000 to 5,000,000 shares, no par value, of which 1,500,000 shares were designated as Series A-1 Preferred Stock. Zero and 1,095,991 shares of preferred stock were issued and outstanding as of December 31, 2016 and 2015, respectively. The preferred stock is convertible at any time after issuance at the option of the holder into shares of common stock at the original issue price of the preferred stock. The preferred stock is also subject to mandatory conversion provisions upon an initial public offering raising $15 million or more and is not redeemable. To prevent dilution, the conversion price of the preferred stock is to be adjusted for any issuance of securities, excluding exempt securities, which change the number of shares of common stock outstanding. The Series A-1 Preferred Stockholders are entitled to equal voting rights to common stockholders on an as-converted basis and receive preference to the common stockholders upon liquidation. During the years ended December 31, 2016 and 2015, 93,800 and 658,726 shares of Series A-1 Preferred Stock were sold for cash proceeds of $467,945 and $2,419,943, respectively. Of these, 20,000 and 16,671 shares were sold to related parties for total proceeds of $100,000 and $54,304, respectively. In addition, 6,800 shares of Series A Preferred Stock were issued to a related party during the year ended December 31, 2015, for the conversion of notes payable and accrued interest.

Common Stock

The Company was authorized to issue 10,000,000 shares of common stock, no par value, as of December 31, 2016 and 2015. On July 21, 2017, the Board and a majority of common stockholders voted to enact a two-for-one common stock split and increase the authorized common shares to 20,000,000. Common stockholders are entitled to one vote for each share on all matters to be voted on by the stockholders, do not have cumulative voting rights, have no preemptive rights to purchase common stock, no conversion or redemption rights or sinking fund provisions with respect to the common stock, and are entitled to share ratably in dividends. In the event of liquidation, common stockholders are entitled to share pro rata all assets remaining after payment in full of all liabilities and preferences.

The Company has reserved a total of 2,000,000 shares of its common stock pursuant to the Equity Incentive Plans (see Note 6). The Company has 1,247,704 and 1,255,204 stock options and warrants outstanding post-split as of December 31, 2016 and 2015, respectively.

Warrants

The Company has 980,004 warrants to purchase shares of common stock outstanding in conjunction with the Amended and Restated 2012 Employee Stock Benefit Plan. The outstanding warrants have a weighted average exercise price of $0.58 and a weighted average remaining contractual life as of December 31, 2016, of 7.36 years. The number of shares or exercise price will be adjusted in the event of any stock dividend, stock splits or recapitalization of the Company. The fully vested common stock warrants were valued and expensed by the Company at the grant date using the Black-Scholes model. The number of warrants and exercise price stated here reflect adjustment for the July 21, 2017, two-for-one common stock split.

F-18

ARCIMOTO, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

NOTE 6: SHARE-BASED PAYMENTS

2015 Stock Incentive Plan

The 2015 Stock Incentive Plan (the "2015 Plan") of the Company was approved by the written consent of the holders of a majority of the Company's outstanding common stock. The Plan provides the Company the ability to grant to any employee, director, consultant or advisor who provides services to the Company the opportunity to acquire shares of Common Stock of the Company through the grant of options that are incentive stock options or nonqualified stock options (NQSOs) and/or the grant of restricted stock, provided that only employees are entitled to receive incentive stock options in accordance with IRS guidelines. The Company reserved 1,000,000 shares of common stock for delivery under the Plan as of May 8, 2015. Employee stock options expire ten years from the grant date. Awards that are forfeited generally become available for grant under the plan. Pursuant to the Stock Incentive Plan the Compensation Committee of the Company's Board of Directors authorized the grant of 225,000 employee incentive stock options on October 2, 2015. Of these, 7,500 employee stock options expired or were forfeited during 2016.

The Company measures employee stock-based awards at grant-date fair value and recognizes employee compensation expense on a straight-line basis over the vesting period of the award. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of the Company’s common stock, and for stock options, the expected life of the option, and expected stock price volatility. The Company used the Black-Scholes option pricing model to value its stock option awards. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards. See below for the weighted average variables used in assessing the fair value during the year ended December 31, 2015:

December 31, 2015

Annual dividend yield	-
Expected life (years)	6.73
Risk-free interest rate	1.56%
Expected volatility	30.61%

The expected life of employee stock options was estimated using the “simplified method,” as the Company has no historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock option grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. The expected life of NQSOs is the contractual maturity since they are vested when issued. For stock price volatility, the Company uses historical private placements as a basis for its expected volatility to calculate the fair value of option grants. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option at the grant-date.

F-19

ARCIMOTO, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised.

The total grant date fair value of employee incentive stock options issued during the years ended December 31, 2016 and 2015 was $0 and $150,320, respectively. Employee stock-based compensation expense related to stock options included in general and administrative expenses for the years ended December 31, 2016 and 2015 was $48,375 and $12,344, respectively.

During the year ended December 31, 2016, 7,500 stock options issued to employees were forfeited as a result of employee terminations, and 83,926 became vested.

On October 2, 2015, the board of directors of the Company granted non-qualified stock options (“NQSOs”) for a total of 41,000 shares, with an exercise price of $2.061 per share, to certain independent contractors of Arcimoto, Inc. All of the options were vested when issued. Effective October 22, 2015, the board of directors granted NQSOs for a total of 9,200 shares, with an exercise price of $2.061 per share, to certain advisors of Arcimoto, Inc. All of the options were vested when issued.

Grants to non-employees are expensed at the earlier of (i) the date at which a commitment for performance by the counterparty to earn the equity instrument is reached and (ii) the date at which the counterparty’s performance is complete. For the NQSOs issued in 2015, performance was completed on the date of issue. The fair value of non-employee awards were $0 and $44,833, respectively, for the years ended December 31, 2016 and 2015, which is included in general and administrative expenses in the accompanying statements of operations.

Total compensation cost related to non-vested awards not yet recognized as of December 31, 2016 was $84,590 and will be recognized on a straight line basis through the end of the vesting period, October, 2018. Future stock option compensation expense related to these options to be recognized during the years ending December 31, 2017, and 2018 is $48,243 and $36,347, respectively. The amount of future stock option compensation expense could be affected by any future option grants or by any option holders leaving the Company before their grants are fully vested.

F-20

ARCIMOTO, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

A summary of stock option activity for the years ended December 31, 2016 and 2015 is presented below:

			Weighted
			Average
		Weighted	Remaining
		Average	Contractual
	Number of	Exercise	Life
	Shares	Price	(in Years)
Options outstanding at December 31, 2014	-	$-	-
Granted	275,200	2.061	9.76
Exercised	-	-	-
Forfeited or expired	-	-	-
Options outstanding at December 31, 2015	275,200	$2.061	9.76
Granted	-	-	-
Exercised	-	-	-
Forfeited or expired	(7,500)	2.061	-
Options outstanding at December 31, 2016	267,700	$2.061	8.76

Options exercisable at December 31, 2016	134,126	$2.061	8.76

As of December 31, 2016, 724,800 options are still issuable under the 2015 Plan.

2012 Employee Stock Benefit Plan

The Amended and Restated 2012 Employee Stock Benefit Plan (the "2012 Plan") of the Company was approved by the written consent of the holders of a majority of the Company's outstanding common stock. The Plan provides the Company the ability to grant to any officer, director, or employee of the Company, or any Consultant, advisor or independent contractor who provides services to the Company, the opportunity to acquire shares of Common Stock of the Company through the grant of warrants and/or the grant of common stock. The Company reserved 1,000,000 shares of common stock for delivery under the Plan as of March 29, 2013. Warrants issued and outstanding as of December 31, 2016 and 2015 are 980,004. Warrants expire ten to fifteen years from the grant date and were vested when issued.

The Company measures employee stock-based awards at grant-date fair value and recognizes employee compensation expense on a straight-line basis over the vesting period of the award.

Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of the Company’s common stock, and for stock warrants, the expected life of the warrant, and expected stock price volatility. The Company used the Black-Scholes option pricing model to value its stock warrant awards. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

F-21

ARCIMOTO, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

The expected life of a stock warrant is the contractual maturity since they were vested when issued. For stock price volatility, the Company uses historical private placements as a basis for its expected volatility to calculate the fair value of warrant grants. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the warrant at the grant-date. All employee compensation for the warrant plan was recognized in 2012 and 2013.

A summary of warrants activity for the years ended December 31, 2016 and 2015 is presented below:

Weighted
Average
		Weighted	Remaining
		Average	Contractual
	Number of	Exercise	Life
	Shares	Price	(in Years)
Warrants outstanding at December 31, 2014	980,004	$0.576	9.36
Granted	-	-	-
Exercised	-	-	-
Forfeited or expired	-	-	-
Warrants outstanding at December 31, 2015	980,004	$0.576	8.36
Granted	-	-	-
Exercised	-	-	-
Forfeited or expired	-	-	-
Warrants outstanding at December 31, 2016	980,004	$0.576	7.36

F-22

ARCIMOTO, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

NOTE 7: INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets as of December 31, 2016 and 2015 are summarized below:

In assessing the potential realization of these deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during the periods in which those temporary differences become deductible. As of December 31, 2016 and 2015, management was unable to determine if it is more likely than not that the Company’s deferred tax assets will be realized, and has therefore recorded an appropriate valuation allowance against deferred tax assets at such dates. The valuation allowance for deferred tax assets increased approximately $836,000 and $654,000 during the years ended December 31, 2016 and 2015, respectively.

No federal tax provision has been provided for the years ended December 31, 2016 and 2015 due to the losses incurred during such periods. The Company’s effective tax rate is different from the federal statutory rate of 34% due primarily to operating losses that receive no tax benefit as a result of a valuation allowance recorded for such losses.

	2016	2015
Deferred tax assets:
Share-based compensation expense	$42,854	$23,190
Net operating loss carry forward	2,112,856	1,378,425
Deferred tax liabilities:
Property and equipment	(15,387)	(14,004)
Federal R&D credit	178,158	124,631
Oregon R&D credit	83,012	53,286
Total deferred tax asset	2,401,493	1,565,528
Valuation allowance	(2,401,493)	(1,565,528)
Net deferred tax asset	$-	$-

In assessing the potential realization of these deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during the periods in which those temporary differences become deductible. As of December 31, 2016 and 2015, management was unable to determine if it is more likely than not that the Company’s deferred tax assets will be realized, and has therefore recorded an appropriate valuation allowance against deferred tax assets at such dates. The valuation allowance for deferred tax assets increased approximately $836,000 and $654,000 during the years ended December 31, 2016 and 2015, respectively.

F-23

ARCIMOTO, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

No federal tax provision has been provided for the years ended December 31, 2016 and 2015 due to the losses incurred during such periods. The Company’s effective tax rate is different from the federal statutory rate of 34% due primarily to operating losses that receive no tax benefit as a result of a valuation allowance recorded for such losses.

	2016	2015
Statutory U.S. Federal tax rate	34.0%	34.0%
State and local income taxes – net of Federal benefit	6.6%	6.6%
Nondeductible expenses and other	3.0%	7.6%
Valuation Allowance	-43.6%	-48.2%
Effective rate tax	0.0%	0.0%

As of December 31, 2016, the Company had net operating loss carry forwards of $5,204,079 which will expire at various dates from 2029 through 2036. The Federal R&D tax credits will expire at various dates from 2032 through 2036, and the Oregon R&D tax credits will expire at various dates from 2017 through 2021.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company policy is to record interest and penalties on uncertain tax positions as income tax expense. The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

The Company has identified the United States Federal and Oregon State tax returns as its “major” tax jurisdiction. The United States Federal and Oregon State return years 2013 through 2016 are still subject to tax examination by the United States Internal Revenue Service; however, we do not currently have any ongoing tax examinations.

NOTE 8: CUSTOMER DEPOSITS

The Company has received customer deposits ranging from $100 to $10,100 per order for retail production vehicles and $42,000 per order for signature series vehicles for purposes of securing their vehicle production slot. As of December 31, 2016 and 2015, the Company’s balance of refundable deposits received was $386,035 and $204,628, respectively, which are refundable upon demand. Refundable deposits are included in current liabilities in the accompanying balance sheets. Production of retail vehicles is expected to begin in the first half of 2018; production of signature series vehicles is expected to begin in June 2017. When a customer's order is ready to enter the production process, the customer is notified that if they would like to proceed with the purchase of a vehicle, their deposit will no longer be refundable and any additional deposit required must be paid prior to the start of the manufacturing process.  If the customer elects to proceed with their order, their deposit is used to purchase the inventory needed to manufacture the vehicle. Customer deposits from related parties total $43,700 through December 31, 2016.

F-24

ARCIMOTO, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

NOTE 9: COMMITMENTS AND CONTINGENCIES

Operating Leases

The land lord for the Company’s office lease, Center Camp, LLC, has a related party, Mark Frohnmayer (officer and director) as the sole member of Center Camp, LLC. The Triple Net Lease is for 5,094 usable square feet of 544 Blair Boulevard, Eugene, Oregon. The lease began on May 1, 2013 and will terminate on April 30, 2018. The lease may be terminated by written notification (90) days in advance of intent to vacate the Premises, provided that the Tenant pays a termination charge equal to 6 months’ rent. Termination must occur at the end of the calendar month. The Company has two, five year options to renew the lease. Base rental rate is $3,500 per month during years 1-2, $4,400 per month during years 3-4, and $5,450 per month during year 5. See the following table for future minimum rent payments by year.

Years ending December 31:

2017	$61,200
2018	$21,800

On July 13, 2015, Arcimoto, Inc. entered into a lease on a 600 square feet of commercial retail space located at 543 Blair Boulevard, Eugene, Oregon. The lease can be terminated at any time with (30) days prior written notice of termination. The monthly rent is $600 per month.

On August 24, 2016, Arcimoto, Inc. entered into a sublease on a 600 square feet of commercial industrial manufacturing space located at 2084 Roosevelt Blvd, Suite B, Eugene, Oregon. The sublessor, Roderick Bautista, is a related party employed by Arcimoto, Inc. as an R&D Fabricator. The space will be used to manufacture the roll cages for the Signature Series vehicles. The lease terminated on March 31, 2017. The monthly rent is $300 per month.

Total rent expense for the years ended December 31, 2016 and 2015 was $61,740 and $54,020, respectively.

Litigation

The Company is involved in claims and litigation from time to time in the normal course of business. At December 31, 2016, the Management of the Company believes there are no pending matters that are expected to have a material adverse effect on the business of the Company, their financial condition, results of operations or cash flows.

NOTE 10: SUBSEQUENT EVENTS

Subsequent to December 31, 2016, subscription agreements for 245,100 shares of A-1 Preferred Stock have been issued at $5.00 per share, 10,000 of which were issued to a related party.

F-25

ARCIMOTO, INC.

NOTES TO FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

Subsequent to December 31, 2016, the Company issued convertible notes in the amount of $200,000. The notes and all accrued interest are due on March 31, 2018. The notes are secured by substantially all assets of the Company and had a stated interest rate of 6% per annum. The notes are convertible on demand at the greater of 5.00 per share or 90% of the active selling price of the Series A-1 Preferred Stock at the time of conversion. None of the convertible notes contained a beneficial conversion feature due to the conversion price of the notes being at or above the fair value of the stock at issuance. $100,000   of the notes were issued to a related party, Mark Frohnmayer. One note not issued to a related party on March 17, 2017, in the amount of $50,000 was repaid along with $234 in accrued interest on April 14, 2017.

On March 1, 2017, an additional 455,000 incentive stock options were issued to employees at an exercise price of $2.50 per share and 20,000 incentive stock options were issued to an employee at an exercise price of $2.75 per share, all options were issued with a ten-year life.

On May 1, 2017, 8,000 warrants with an exercise price of $2.50 per share and a five-year life were issued to a vendor in payment of $15,000 of invoices.

Management has evaluated subsequent events through May 12, 2017, the original date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

The Board of Directors and Common Shareholders voted for a two-for-one Common Stock split on July 21, 2017. The Majority of Preferred Shareholders voted to convert to Common Stock on July 25, 2017. These financial statements and Notes 3, 5, and 6 have been restated to reflect these actions.

F-26

PART III

INDEX TO EXHIBITS

1. Issuer agreement with W.R. Hambrecht + Co., LLC*

2.1 Second Amended and Restated Certificate of Incorporation*

2.2 Second Amended and Restated Bylaws*

4. Form of Subscription Agreement*

6.1 Second Amended and Restated 2012 Employee Stock Benefit Plan*

6.2 Amended and Restated 2015 Stock Incentive Plan*

8. Escrow Agreement with Prime Trust, LLC*

11. Consent of Auditing Accountant, dbbmckennon

12. Attorney opinion on legality of the offering*

13.1 Arcimoto Press Release*

13.2 Arcimoto One-Page Summary*

13.3 W.R. Hambrecht + Co., LLC Online Investment Page*

13.4 Arcimoto Online Investment Page*

*Previously filed.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eugene, State of Oregon on September 13, 2017.

Arcimoto, Inc.

/s/

By Mark Frohnmayer, President, Chief Executive Officer, Director and Chair of the Board of Arcimoto, Inc.,

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/

By Mark Frohnmayer, President, Chief Executive Officer, Director and Chair of the Board of Arcimoto, Inc.

Date: September 13, 2017

/s/

Douglas Campoli, Chief Financial Officer, Chief Accounting Officer

Date: September 13, 2017

/s/

Terry Becker, Director

Date: September 13, 2017

/s/

Jefferson Curl, Director

Date: September 13, 2017